Exhibit 16
TELEFÓNICA MÓVILES, S.A.

FINANCIAL STATEMENTS FOR 2003 TOGETHER WITH
MANAGEMENT REPORT AND AUDITORS ´S REPORT

Raimundo Fdez. Villaverde, 65
28003 Madrid
España

Tel.:+34 915 14 50 00
Fax:+34 915 14 51 80
+34 915 56 74 30
www.deloitte.es
Translation of a report originally issued in Spanish based on our work performed in accordance with generally accepted auditing standards in Spain. In the event of a discrepancy, the Spanish-language version prevails.
Auditors’ report on financial statements
To the Stockholders of
Telefónica Móviles, S.A.:
1.	We have audited the financial statements of Telefónica Móviles, S.A. comprising the balance sheet as of December 31, 2003, and the related statement of operations and notes to financial statements for the year then ended. The preparation of these financial statements is the responsibility of the Company’s directors. Our responsibility is to express an opinion on the financial statements taken as a whole based on our audit work performed in accordance with generally accepted auditing standards, which require examination, by means of selective tests, of the documentation supporting the financial statements and evaluation of their presentation, of the accounting principles applied and of the estimates made.

2.	As required by Spanish corporate law, for comparison purposes the directors present, in addition to the 2003 figures for each item in the balance sheet and statements of operations and of changes in financial position, the figures for 2002. Our opinion refers only to the 2003 financial statements. Our auditors’ report dated February 19, 2003 on the 2002 financial statements contained an unqualified opinion.

3.	Pursuant to current legislation, in its financial statements the Company values its investments in accordance with the methods described in Note 4 to the financial statements referred to above and also prepares consolidated financial statements. On February 18, 2004, we issued our auditors’ report on the 2003 consolidated financial statements of Telefónica Móviles, S.A. and Subsidiaries, in which we expressed an unqualified opinion. The Note 4 to the financial statements referred to above summarizes the main captions in the 2003 consolidated financial statements.

4.	In our opinion, the financial statements for 2003 referred to above present, in all material respects, a true and fair view of the net worth and financial position of Telefónica Móviles, S.A. as of December 31, 2003, and of the results of its operations and of the funds obtained and applied by it in the year then ended, and contain the required information, sufficient for their proper interpretation and comprehension, in conformity with generally accepted accounting principles and standards applied on a basis consistent with that of the preceding year.

5.	The accompanying management report for 2003 contains the explanations which the directors consider appropriate about the Company’s situation, the evolution of its business and other matters, but is not an integral part of the financial statements. We have checked that the accounting information in the management report is consistent with that contained in the financial statements for 2003. Our work as auditors was confined to checking the management report with the aforementioned scope, and did not include a review of any information other than that drawn from the Company’s accounting records.

DELOITTE & TOUCHE ESPAÑA, S.L.
Registered in R.O.A.C. under no.S0692

/s/Javier Ares San Miguel

Javier Ares San Miguel
February 18,2004

Deloitte & Touche España, S.L. Inscrita en el Registro Mercantil de Madrid, Tomo 13.650, folio 188, sección 8, hoja M-54414. inscripción 41, C.I.F.: B-79104469. Domicilio Social: Raimundo Fernández Villaverde, 65. 28003 Madrid
A member firm of Deloitte Touche Tohmatsu

Translation of a report and financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (See Note 20).
In the event of a discrepancy, the Spanish-language version prevails

Telefónica Móviles, S.A.
BALANCE SHEETS AS OF DECEMBER 31, 2003 AND 2002

	Thousand of Euros
ASSETS	2003	2002

FIXED AND OTHER NONCURRENT ASSETS	9,949,554	8,608,194

Start-up expenses (Note 5)	64,020	95,789

Intangible assets (Note 6)	6,266	8,266

Intellectual property	4,863	4,863
Computer software	5,747	3,638
Computer software in progress	546	2,100
Accumulated amortization	-4,890	-2,335

Property, plant and equipment (Note 7)	5,657	8,662

Furniture	3,052	2,874
Computer hardware	5,162	4,643
Technical Installations	4,428	4,363
Advances on property, plant and equipment	23	795
Accumulated depreciation	-7,008	-4,013

Long-term investments	9,873,611	8,495,477

Investments in Group and associated companies (Note 8-a)	4,982,034	5,154,408
Loans to Group companies (Note 8-a and 11)	6,730,945	5,031,512
Long-term deposits and guarantees given (Note 8-a)	468,514	840
Long-term taxes receivable (Note 8-a)	178,132	263,460
Allowances (Note 8-b)	-2,486,014	-1,954,743

DEFERRED CHARGES (Note 4-f)	5,794	4,594

CURRENT ASSETS	868,861	4,986,033

Accounts receivable	113,666	103,609

Receivable from Group and associated companies (Note 11)	103,003	97,022
Employee receivables	394	520
Taxes receivable (Note 12-b)	8,376	1,998
Sundry accounts receivable	1,893	4,069

Short-term financial investments	754,389	4,881,797

Loans to Telefónica Group companies (Notes 9 and 11)	753,375	4,881,788
Short-term investment securities	1,014	9

Cash	38	10

Accrual accounts	768	617

TOTAL ASSETS	10,824,209	13,598,821

The accompanying Notes 1 to 20 are an integral part of these balance sheets.

Telefónica Móviles, S.A.
BALANCE SHEETS AS OF DECEMBER 31, 2003 AND 2002

	Thousand of Euros
LIABILITIES	2003	2002

STOCKHOLDERS’ EQUITY (Note 10)	4,019,910	3,511,075

Capital stock	2,165,275	2,165,275

Additional paid in capital	154,894	4,619,883

Legal reserve	433,055	—

Prior years’ income (losses)	—	-601,630

Accumulated losses	—	-601,630

Income (Loss)	1,266,686	-2,672,453

Income (Loss) for the year	1,266,686	-2,672,453

DEFERRED REVENUES (Note 4-f)	38,528	32,132

PROVISIONS FOR CONTINGENCIES AND EXPENSES (Note 13-b)	1,046,455	3,070,071

LONG-TERM DEBT	4,528,702	5,616,876

Payable to Telefónica Group and associated companies (Note 11)	4,528,702	5,616,876

CURRENT LIABILITIES	1,190,614	1,368,667

Payable to Group and associated companies (Note 11)	1,171,793	1,338,317

Accounts payable for purchases and services	10,085	19,259

Other nontrade payables	8,736	11,091

Taxes payable (Note 12-b)	1,047	1,455
Other nontrade payables	7,689	9,636

TOTAL STOCKHOLDERS’ EQUITY AND LIABILITIES	10,824,209	13,598,821

The accompanying Notes 1 to 20 are an integral part of these balance sheets.

2

Telefónica Móviles, S.A.
STATEMENTS OF OPERATIONS FOR 2003 AND 2002

	Thousands of Euros
E X P E N S E S	2003	2002

Personnel expenses (Note 13-a)	40,186	39,733

Depreciation and amortization expense (Notes 5, 6 and 7)	37,389	36,255

Other operating expenses	47,799	66,141

Outside services provided by Telefónica Group companies (Note 11)	11,197	9,443
Other outside services	36,602	56,698

OPERATING INCOME	—	—

Financial expenses on debts	317,761	331,932

Telefónica Group companies (Note 11)	312,631	330,061
Other companies	5,130	1,871

Exchange losses	508,119	387,218

FINANCIAL INCOME	—	1,379,583

INCOME FROM ORDINARY ACTIVITIES	—	1,273,990

Extraordinary expenses	775,615	4,337,546

Variation in investment valuation allowances (Note 8-b)	775,226	1,663,726
Extraordinary expenses (Note 13-b)	389	2,673,820

EXTRAORDINARY INCOME	1,245,854	—

INCOME BEFORE TAXES	942,595	—

INCOME FOR THE YEAR	1,266,686	—

The accompanying Notes 1 to 20 are an integral part of these statements of operations.

3

Telefónica Móviles, S.A.
STATEMENTS OF OPERATIONS FOR 2003 AND 2002

	Thousands of Euros
R E V E N U E S	2003	2002

Net sales	38,346	36,536

Revenues from Telefónica Group companies (Note 11)	36,895	35,133
Other revenues	1,451	1,403

OPERATING LOSS	87,028	105,593

Revenues from equity investments	436	1,430,346

In Telefónica Group companies (Note 11)	436	1,430,346

Other financial revenues	368,937	485,237

Telefónica Group companies (Note 11)	359,027	484,979
Other companies	9,910	258

Exchange gains	240,276	183,150

FINANCIAL LOSS	216,231	—

LOSS ON ORDINARY ACTIVITIES	303,259	—

Extraordinary revenues	2,021,469	1,904

Extraordinary revenues (Note 13-b)	2,021,469	1,904

EXTRAORDINARY LOSS	—	4,335,642

LOSS BEFORE TAXES	—	3,061,652

Corporate income tax (Note 12-d)	324,091	389,199

LOSS FOR THE YEAR	—	2,672,453

The accompanying Notes 1 to 20 are an integral part of these statements of operations.

4

Telefónica Móviles, S.A.
Translation of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 20).
In the event of a discrepancy, the Spanish-language version prevails.
TELEFÓNICA MÓVILES S.A.
NOTES TO FINANCIAL STATEMENTS FOR 2003
1) INTRODUCTION AND GENERAL INFORMATION
On January 12, 2000, the Board of Directors of Telefónica, S.A. resolved to incorporate a company to group together all the Telefónica Group’s wireless communications businesses in the world, which were located in Europe, Latin America and the Maghreb. Pursuant to this resolution, Telefónica Móviles, S.A. (“the Company” or “Telefónica Móviles”) with registered office at calle Goya, 24, Madrid (Spain), was incorporated on February 14, 2000.
The corporate purpose of Telefónica Móviles, per Article 2 of its bylaws, is the performance of all manner of activities in the field of telecommunications and value added services. All the business activities that constitute the corporate purpose may be performed either directly by the Company or through ownership interests in companies with an identical or similar corporate purpose.
On October 26, 2000, the Stockholders’ Meeting of Telefónica Móviles resolved to launch an initial public offering (IPO) through a capital increase. In November 2000 Telefónica Móviles, S.A. applied for the admission of its shares to listing on the New York Stock Exchange (NYSE), instrumented in American Depositary Shares (ADS), and on the Madrid, Valencia, Barcelona and Bilbao Stock Exchanges, and for the inclusion of its shares in the Spanish computerized trading system (continuous market). All the shares were subscribed in the initial public offering.
In 2002, pursuant to the resolutions adopted by the Stockholders’ Meeting of Telefónica Móviles, S.A., the holdings detailed below were transferred by means of capital increases through nonmonetary contributions carried out by Telefónica, S.A. under the special regime provided for in Chapter VIII, Title VIII of Corporate Income Tax Law 43/1995. These nonmonetary contributions (see Notes 8 and 10), which were made in order to continue grouping together the Telefónica Group’s wireless communications businesses in Telefónica Móviles, were as follows:
–	Contribution, on May 24, 2002, of a 13.58% holding of Tele Leste Celular Participações, S.A., representing 33.36% of voting stock, through the contribution of its parent company Iberoleste Participações, S.A. for €113,196 thousand.

–	Contribution, on May 29, 2002, for a total amount of €103,565 thousand, of the following holdings in Brazilian companies:
–	Contribution of a 1.55% holding in Celular CRT Participações, S.A., representing 4.20% of its voting stock, through the contribution of its parent company TBS Celular Participações, S.A. for €25,909 thousand.

–	Contribution of a holding of 1.14%, representing 3.30% of the voting stock, of Tele Sudeste Celular Participações, S.A., through contributions both of this company and through its parent company Sudestecel Participações, S.A. for €64,063 thousand.

–	Contribution of a holding of 3.38%, representing 3.17% of the voting stock, of Tele Leste Celular Participações, S.A. for €13,593 thousand.
The value for tax purposes of the new holdings used in these two transactions, which were performed on May 24 and 29, 2002, was approximately €227,955 thousand.
In 2000 and 2001 certain Telefónica Móviles Group companies obtained third-generation wireless telephony (UMTS) licenses in Spain, Germany, Italy, Austria and Switzerland.
In 2002, in view of the continuing delay in the commercial availability of third-generation (UMTS) technology, the significant downward revisions of the estimated demand for 3G services and the increased penetration of European markets by already-established operators, Telefónica Móviles reviewed the assumptions underlying the business plans of its investees in Germany, Italy, Austria and Switzerland, reconsidering its short- and medium-term strategies in these countries, and decided (i) to put on hold its second-generation commercial activities in Germany and (ii) to request independent experts to assess the business plans of the aforementioned UMTS operators.
Based on the new assessments obtained, and to ensure that the investments are correctly valued at all times, Telefónica Móviles decided in 2002 to eliminate the risk exposure in its books relating to the investments in Germany, Austria and Switzerland. Regarding the investment in Italy, the license terms and conditions make it possible to implement business plans with lower investments than in the other countries, since assignment of the right to use the spectrum is envisaged.
Following the revaluation of the investment in Telefónica Móviles España, S.A., parent company of the European operators (see Note 8-b), Telefónica Móviles recorded as of December 31, 2002, losses of €3,378 million in this connection. On December 23, 2003, Telefónica Móviles España, S.A. sold its investment in 3G Mobile Telecomunications GmbH (holder of the UMTS license in Austria) for €13,650 thousand. Telefónica Móviles continues to do its utmost to obtain value from the aforementioned UMTS investments.
It should be noted that, although these writedowns led to the recording of losses in 2002 by Telefónica Móviles, S.A., these losses did not give rise to an additional cash disbursement (except for the expenses relating to termination of contracts and labor force restructuring) and reduced the financial risk exposure in these markets.
2) BASIS OF PRESENTATION OF THE FINANCIAL STATEMENTS
a) True and fair view
The financial statements were prepared from the accounting records of Telefónica Móviles, S.A. All the accounting regulations in force were applied, and, accordingly, these financial statements give a true and fair view of the net worth, financial position, results of operations and funds obtained and applied in 2003 and 2002.
These financial statements as of December 31, 2003, which were prepared by the Company’s directors, will be submitted for approval by the Stockholders’ Meeting, and it is considered that they will be approved without any changes.

The figures shown in the documents composing the financial statements and in the management report are expressed in thousands of euros, unless indicated otherwise.
b) Comparative information
There were no changes in the structure of the prior year’s balance sheet and statement of operations. In order to facilitate comparison with and presentation of the 2002 data, additional information has been included and nonmaterial reclassifications have been made in some of the notes composing these financial statements.
Except for the accounting effect of the decisions adopted with regard to the operations of the European subsidiaries described in Note 1, there were no significant events preventing comparison of the amounts relating to the reporting year with those of the preceding year.
3) DISTRIBUTION OF INCOME
The Board of Directors will propose for approval by the Stockholders’ Meeting the following distribution of income:

Thousands
of Euros

Income for the year	1,266,686
Distribution to:
Dividends	795,955
Voluntary reserve	470,731
4) VALUATION STANDARDS
The main valuation methods used by the Company in preparing its financial statements for 2003 and 2002, in accordance with the Spanish National Chart of accounts, were as follows:
a) Start-up expenses
Start-up expenses, which comprise incorporation and capital increase expenses, are recorded at cost and are amortized on a straight-line basis over five years.
b) Property, plant and equipment and intangible assets
Property, plant and equipment and intangible assets are carried at the lower of cost or market.
The Company depreciates its property, plant and equipment and intangible assets by the straight-line method at annual rates based on the following years of estimated useful life:

Years of
Estimated
Useful Life

Intellectual property	5
Computer software	3
Furniture	5
Computer hardware	3
Plant	5
The costs of maintenance and repairs of property, plant and equipment that do not lead to improvements or to a lengthening of the useful lives of the assets are expensed currently.
c) Long-term investments
Long-term investments are recorded at cost net, where appropriate, of the required allowances calculated on the basis of their underlying book value, obtained from the investees’ financial statements, adjusted by the amount of the unrealized gains disclosed at the time of the acquisition and still existing at year-end.
The Company has majority holdings in the capital stock of certain companies and significant holdings in other companies. The accompanying financial statements do not reflect the increases in value that would arise from applying consolidation methods for the majority holdings, or from accounting for the holdings in associated companies by the equity method.
The Company has prepared separate consolidated financial statements. The main captions in the consolidated balance sheets as of December 31, 2003 and 2002, and in the consolidated statements of operations for 2003 and 2002 are summarized as follows:

	Thousands of Euros
Concept	2003	2002

Assets	15,664,065	16,231,714
Stockholders’ equity	4,040,435	3,247,583
Operating revenues	10,237,978	9,195,214
Income (Loss) for the year	1,607,838	(3,730,721)
d) Short-term investments
Short-term investments are valued at face value plus the accrued interest receivable at year-end.
e) Corporate income tax
The expense for corporate income tax of each year is calculated on the basis of book income before taxes, increased or decreased, as appropriate, by the permanent differences from taxable income, net of tax relief and tax credits, excluding tax withholdings and prepayments.
Deferred tax assets are recorded when their future recovery is reasonably assured. Deferred tax assets which will foreseeably be reversed over a period exceeding 10 years are not recognized, except if there are deferred tax liabilities for the same or higher amount and their reversal period is the same as that of the deferred tax assets.

The Company files corporate income tax returns with the Telefónica, S.A. consolidated tax group and, accordingly, the tax asset arising from the tax loss carryforwards is recorded under the “Loans to Telefónica Group Companies” in the accompanying balance sheets (see Note 11).
f) Foreign currency transactions
Foreign currency transactions are recorded at their equivalent euro value, applying the exchange rates prevailing at the transaction date.
The gains or losses on foreign currency transactions arising from the settlement of foreign currency balances are recognized as a revenue or an expense, as appropriate, when they arise.
Foreign currency receivables and payables at year-end are translated to euros at the exchange rates prevailing at that date, or at the exchange rate established in hedging transactions, and are classified by due date and currency, and for this purpose currencies which, although different, are officially convertible are grouped together.
The resulting positive net differences are recorded under the “Deferred Revenues” caption on the liability side of the balance sheet, unless they have been charged to income in prior years or, in the current year, to the “Exchange Losses” account. In the latter case, the positive differences are credited to period income up to the limit of the negative net differences charged to income in prior years or in the current year. Negative differences are charged directly to income.
Foreign currency transactions to specifically finance investments in investees are deemed to be hedging transactions when the foreign currency in which the financing is denominated is either the same as or is correlated with the functional currency of the investee’s country and of the cash flows generated by the investment, and the expected flows of dividends and management fees are sufficient to ensure full repayment of the loans concerned throughout their term. Consequently, to ensure the appropriate matching of revenues and expenses, the exchange differences on these loan adjustments are allocated to the “Deferred Revenues” or “Deferred Charges” captions and are amortized based on the maturity of the loans. As of December 31, 2003, €5,794 thousand were recorded in this connection under the “Deferred Expenses” caption. As of December 31, 2002, €4,594 thousand and €32,132 thousand were recorded in this connection under the “Deferred Charges” and “Deferred Revenues” captions, respectively.
g) Classification of debt
In the accompanying balance sheets, the accounts receivable and payable maturing in under 12 months from the balance-sheet date are classified as short-term receivables and payables.
h) Recognition of revenues and expenses
Revenues and expenses are recognized on an accrual basis, i.e. when the actual flow of the related goods and services occurs, regardless of when the resulting monetary or financial flow arises.
However, in accordance with the accounting principle of prudence, foreseeable contingencies and losses, including possible losses, are recorded as soon as they become known.

i) Derivative products
Derivates transactions whose purpose and effect is to eliminate or significantly reduce currency, interest rate or market risks on asset and liability positions or other transactions are treated as hedging transactions. The gains or losses arising during the life of these derivatives are accrued and taken to the income statement symmetrically to the gains or losses on the hedged asset (see Note 16).
Transactions which, exceptionally, were not assigned to hedge risks, are not treated as hedging transactions. In transactions of this kind, the related provision is recorded with a charge to the statement of operations as soon as the potential losses are anticipated; gains are recorded when finally settled.
j) Pension plan
Telefónica Móviles, S.A. has arranged a pension plan pursuant to Pension Plans and Funds Law 8/1987, with the following features:
–	Contribution of between 4.51% and 6.87% of the participants’ regulatory salary.

–	Obligatory contribution for participants of a minimum of 2.2% of their salary.

–	Individual financial capitalization system.
The plan is assigned to “FONDITEL B, FONDO DE PENSIONES”, managed by the Telefónica Group company “FONDITEL”. The amount of the contributions made by the Company in 2003 and 2002 totaled €963 thousand and €972 thousand, respectively, and are included under the “Personnel Expenses” caption in the accompanying statement of operations.
5) START-UP EXPENSES
Start-up expenses comprise incorporation and capital increase expenses and are recorded at cost. They relate mainly to the costs incurred in 2000 in connection with the initial public offering (see Note 1).
The detail of the “Start-up Expenses” account and the variations therein in 2002 and 2003 is as follows:

	Thousands of Euros
	Balance at			Balance at
	12/31/01	Additions	Amortization	12/31/02

Incorporation expenses	24	—	(6)	18
Capital increase expenses	128,377	(815)	(31,791)	95,771

Total	128,401	(815)	(31,797)	95,789

	Thousands of Euros
	Balance at			Balance at
	12/31/02	Additions	Amortization	12/31/03

Incorporation expenses	18	—	(7)	11
Capital increase expenses	95,771	70	(31,832)	64,009

Total	95,789	70	(31,839)	64,020

6) INTANGIBLE ASSETS
The detail of the balances of the intangible asset accounts and of the variations therein in 2002 and 2003 is as follows:
a) Cost

	Thousands of Euros
	Balance at				Balance at
	12/31/01	Additions	Retirements	Transfers	12/31/02

Intellectual property	3,220	945	—	698	4,863
Computer software	1,487	3,326	(1,957)	782	3,638
Computer software in progress	5,424	1,222	(229)	(4,317)	2,100

Total	10,131	5,493	(2,186)	(2,837)	10,601

	Thousands of Euros
	Balance at				Balance at
	12/31/02	Additions	Retirements	Transfers	12/31/03

Intellectual property	4,863	—	—	—	4,863
Computer software	3,638	150	—	1,959	5,747
Computer software in progress	2,100	109	—	(1,663)	546

Total	10,601	259	—	296	11,156

b) Accumulated amortization

	Thousands of Euros
	Balance at			Balance at
	12/31/01	Additions	Retirements	12/31/02

Intellectual property	538	854	—	1,392
Computer software	313	903	(273)	943

Total	851	1,757	(273)	2,335

	Thousands of Euros
	Balance at			Balance at
	12/31/02	Additions	Retirements	12/31/03

Intellectual property	1,392	975	—	2,367
Computer software	943	1,580	—	2,523

Total	2,335	2,555	—	4,890

7) PROPERTY, PLANT AND EQUIPMENT
The detail of the balances of property, plant and equipment accounts and of the variations therein in 2002 and 2003 is as follows:
a) Cost

	Thousands of Euros
	Balance at				Balance at
	12/31/01	Additions	Retirements	Transfers	12/31/02

Furniture	1,434	352	(8)	1,096	2,874
Computer hardware	3,628	1,085	(538)	468	4,643
Technical installations	3,888	44	—	431	4,363
Advances on property, plant and equipment	458	—	(505)	842	795

Total	9,408	1,481	(1,051)	2,837	12,675

	Thousands of Euros
	Balance at				Balance at
	12/31/02	Additions	Retirements	Transfers	12/31/03

Furniture	2,874	42	—	136	3,052
Computer hardware	4,643	171	—	348	5,162
Technical installations	4,363	51	—	14	4,428
Advances on property, plant and equipment	795	22	—	(794)	23

Total	12,675	286	—	(296)	12,665

b) Accumulated depreciation

	Thousands of Euros
	Balance at			Balance at
	12/31/01	Additions	Retirements	12/31/02

Furniture	186	516	(2)	700
Computer hardware	768	1,394	(122)	2,040
Technical installations	482	791	—	1,273

Total	1,436	2,701	(124)	4,013

	Thousands of Euros
	Balance at			Balance at
	12/31/02	Additions	Retirements	12/31/03

Furniture	700	596	—	1,296
Computer hardware	2,040	1,569	—	3,609
Technical installations	1,273	830	—	2,103

Total	4,013	2,995	—	7,008

The Company takes out insurance policies to cover the possible risks to which its property, plant and equipment and intangible assets are subject.

8) LONG-TERM INVESTMENTS
This caption includes mainly the equity investments in Group or associated companies and the loans granted to these companies.
a) Cost
The detail of and variations in long-term investments in 2002 and 2003 were as follows:

	Thousands of Euros
	Balance at				Exchange Rate	Balance at
	12/31/01	Additions	Retirements	Transfers	Adjustment	12/31/02

Investments in Group and associated companies (1)	4,433,106	831,795	(601)	(109,892)	—	5,154,408
Loans to Group companies	978,744	943,764	—	3,196,681	(87,677)	5,031,512
Long-term guarantees and deposits given	840	—	—	—	—	840
Long-term taxes receivable	—	97,908	(36,893)	202,445	—	263,460

Total	5,412,690	1,873,467	(37,494)	3,289,234	(87,677)	10,450,220

	Thousands of Euros
	Balance at				Exchange Rate	Balance at
	12/31/02	Additions	Retirements	Transfers	Adjustment	12/31/03

Investments in Group and associated companies (1)	5,154,408	16,110	(247,462)	58,978	—	4,982,034)
Loans to Group companies	5,031,512	1,438,369	(404,003)	961,853	(296,786)	6,730,945
Long-term guarantees and deposits given	840	148,494	(71,266)	390,446	—	468,514
Long-term taxes receivable	263,460	17,396	(41,731)	(60,993)	—	178,132

Total	10,450,220	1,620,369	(764,462)	1,350,284	(296,786)	12,359,625

(*)	The detail of the dependent and associated companies is shown in Exhibit I.
The “Long-Term Guarantees and Deposits Given” caption includes mainly the balances covering guarantees amounting to €467,675 thousand. These deposits will decrease as and when the respective obligations guaranteed are reduced.
The detail of the “Investments in Group and Associated Companies” caption and of the variations therein in 2002 and 2003 is as follows:

	Thousands of Euros
	Balance at				Balance at
	12/31/01	Additions	Retirements	Transfers	12/31/02

Telefónica Móviles España, S.A.	933,211	—	—	—	933,211
TES Holding, S.A. de C.V.	59,994	47,040	—	29,604	136,638
T. Móviles Argentina, S.A.	495,786	—	—	—	495,786
T. Móviles Interacciona, S.A.	67,655	—	—	134,115	201,770
TCG Holdings, S.A.	40,098	36,960	—	138,950	216,008
T. Móviles Perú Holding, S.A.A.	254,457	—	—	—	254,457
T. Móviles México, S.A. de C.V.	—	2,661	—	992,955	995,616
Brasilcel, N.V.	—	1,128	—	1,898,294	1,899,422
T. Móviles Aplicaciones y Soluciones, S.A.	—	9,215	—	—	9,215
TBS Celular Participações, S.A.	318,598	25,909	—	(344,507)	—
Telesudeste Celular Participações, S.A.	372,682	—	—	(372,682)	—
Celular CRT Participações, S.A.	112,990	11,544	—	(124,534)	—
Sudestecel Participações, S.A.	754,114	64,063	—	(818,177)	—
Ibero Leste Participações, S.A.	128,819	113,196	—	242,015)	—
Tagilo Participações, S.A.	194,996		—	(194,996)	—
Tele Leste Celular Participações, S.A.	—	13,593	—	(13,593)	—
Telesp Celular Participações, S.A.	—	200,306	—	(200,306)	—
Baja Celular Mexicana, S.A. de C.V.	206,977	—	—	(206,977)	—
Movitel del Noroeste, S.A. de C.V.	25,642	—	—	(25,642)	—
Corporación Integral Comunicaciones, S.A. de C.V.	31,289	—	—	(31,289)	—
Telefonía Celular del Norte, S.A. de C.V.	117,760	—	—	(117,760)	—
Grupo Corporativo del Norte, S.A. de C.V.	79,789	20	—	(79,809)	—
Celular de Telefonia, S.A. de C.V.	226,441	706	—	(227,147)	—
Pegaso Telecomunicaciones, S.A. de C.V.	—	304,322	—	(304,322)	—
Other	11,808	1,132	(601)	(54)	12,285

Total	4,433,106	831,795	(601)	(109,892)	5,154,408

	Thousands of Euros
	Balance at				Balance at
	12/31/02	Additions	Retirements	Transfers	12/31/03

Telefónica Móviles España, S.A.	933,211	—	—	—	933,211
TES Holding, S.A. de C.V.	136,638	—	—	—	136,638
T. Móviles Argentina, S.A.	495,786	—	—	—	495,786
T. Móviles Interacciona, S.A.	201,770	—	(233,770)	32,000	—
TCG Holdings, S.A.	216,008	3,746	—	18,785	238,539
T. Móviles Perú Holding, S.A.A.	254,457	—	—	—	254,457
T. Móviles México, S.A. de C.V.	995,616	3,375	—	—	998,991
Brasilcel, N.V.	1,899,422	—	—	—	1,899,422
T. Móviles Aplicaciones y Soluciones, S.A.	9,215	285	—	—	9,500
T. Mobile Solutions, S.A.	60	7,000	(13,692)	6,632	—
T. Móviles Puerto Rico	—	639	—	—	639
Other	12,225	1,065	—	1,561	14,851

Total	5,154,408	16,110	(247,462)	58,978	4,982,034

The most significant events in 2003 and 2002 were as follows:

2003
On June 12, 2003, Telefónica Móviles acquired 20% of Terra Mobile, S.A., thus obtaining ownership of all its shares of capital stock. The price agreed on was €1.
On June 24, 2003, Telefónica Móviles, sole stockholder of Terra Mobile, S.A., resolved to merge Termespa, S.A. into Terra Mobile, S.A., with the dissolution without liquidation of Termespa, S.A. and the universal transfer en bloc of the assets of the absorbed company to the absorbing company, which acquired by way of universal succession the former’s rights and obligations. Also, the business name of Terra Mobile, S.A. was changed to “Telefónica Móviles Interacciona, S.A.”
On June 27, 2003, Telefónica Móviles sold its holding in Telefónica Mobile Solutions S.A. to Telefónica Sistemas, S.A. for €1,129 thousand, the company’s book value at the sale date.
In September 2003, the convertible promissory notes representing the investment of Telefónica Internacional, S.A. in the Puerto Rican operator Newcomm Wireless Services, Inc. were transferred to the Móviles Group. These convertible promissory notes, which amount to US$ 60,945 thousand, will entitle the Móviles Group, once it receives the respective authorizations from the regulatory bodies, to acquire 49.9% of the capital stock. Also, the Móviles Group is entitled to purchase an additional 0.2% of the capital stock, with which it will acquire control over the Puerto Rican operator.
On December 15, 2003, Telefónica Móviles sold all the shares of its wholly-owned investee Telefónica Móviles Interacciona, S.A. to Telefónica Móviles España, S.A. for €1; also on this date, all the loans granted to Telefónica Móviles Interacciona, S.A. (and accrued interest receivable) were transferred to Telefónica Móviles España. This transaction had no impact on the financial statements of Telefónica Móviles.
2002
On January 10, 2002, Telefónica Móviles acquired one-third of the shares in each of the following companies owned by Mesotel de Costa Rica, S.A. (Mesotel): TES Holding, S.A. de C.V., Telca Gestión, S.A. de C.V., TCG Holdings, S.A., Telca Gestión Guatemala, S.A., Paging de Centroamérica, S.A. and Telefónica de Centroamérica, S.L. (except for the holdings in Telefónica de Centroamérica Guatemala, S.A. — one share — and Tele-Escucha, S.A. — two shares — which it acquired in full). As consideration, the Company delivered to Mesotel 7,333,180 shares of Telefónica Móviles, S.A. with a value of €57,337 thousand.
Also, on July 22, 2002, Telefónica Móviles acquired two-thirds of the shares of TES Holding, S.A. de C.V., Telca Gestión, S.A. de C.V., TCG Holdings, S.A., Telca Gestión Guatemala, S.A., Paging de Centroamérica, S.A. and Telefónica de Centroamérica, S.L. for €27,658 thousand. This acquisition was made by means of a nonmonetary contribution by Mesotel de Costa Rica, S.A. (see Note 10). Following this acquisition, Telefónica Móviles, S.A. owned all the shares of each of these companies.
On May 24, 2002, Telefónica Móviles, S.A. acquired shares of the Brazilian company Iberoleste Participações, S.A., which owns a holding in Tele Leste Celular Participações, S.A., for €113,196 thousand. This acquisition was made by means of a nonmonetary contribution by Telefónica, S.A. (see Notes 1 and 10).

On May 29, 2002, Telefónica Móviles acquired shares of the Brazilian companies TBS Celular Participações, S.A., Tele Leste Celular Participações, S.A., Tele Sudeste Celular Participações, S.A. and Sudestecel Participações, S.A. for €103,565 thousand. This acquisition was made by means of a nonmonetary contribution by Telefónica, S.A. (see Notes 1 and 10).
Telefónica Móviles, S.A.’s direct and indirect investments in these companies following the capital increases performed on May 24 and 29, 2002, were as follows: 73.27% in TBS Celular Participações, S.A., 27.71% in Tele Leste Celular Participações, S.A., 83.56% in Tele Sudeste Celular Participações, S.A., 89.50% in Sudestecel Participações, S.A. and 100% in Iberoleste Participações, S.A.
On September 10, 2002, having obtained authorization from the related Mexican authorities, Telefónica Móviles acquired a 65.23% holding in Pegaso Telecomunicaciones, S.A. de C.V. (Mexico) for €92,870 thousand. Subsequently, in order to strengthen its net worth position, Pegaso Telecomunicaciones, S.A. de C.V. carried out a capital increase in which Telefónica Móviles, S.A. disbursed €211,454 thousand corresponding to its 65.23% holding.
The agreements entered into with the Pegaso Group envisaged the commitment to integrate the holdings in the northern Mexican companies and in Pegaso Telecomunicaciones, S.A. de C.V. into a single company of which the two groups would be stockholders. This transaction was implemented through the sale of the holdings to Telefónica Móviles Mexico, followed by the conversion of the debt into equity by the creditors, giving Telefónica Móviles a nationwide presence in Mexico and the possibility of obtaining significant synergies by taking advantage of the economies of scale due its size. Telefónica Móviles has a holding of 92% in this new Mexican company with a book value of €995.6 million in these financial statements.
On October 17, 2002, pursuant to the resolutions adopted in April 2001, Telefónica Móviles, S.A. acquired from Telefónica, S.A. a 0.63% holding in Celular CRT Participações, S.A. for a total amount of €11,544 thousand, bringing its direct and indirect investment in this company to 40.90%.
On October 17, 2002, Telefónica Móviles, S.A. acquired a 14.68% holding in Telesp Celular Participações, S.A. from Portugal Telecom SGPS, S.A. for €200,306 thousand.
On December 27, 2002, once Brazilian legislation had been complied with, Telefónica Móviles, S.A. and PT Móveis Serviços de Telecomunicaç õ es, SGPS, S.A. (PT Móveis) formed the joint venture Brasilcel, N.V. (see Note 17), 50% owned by each company, through the contribution of all the shares directly or indirectly held by the two groups in the wireless communications companies in Brazil:

	% Contributed
Companies	Telefónica
Contributed	Móviles	PT Movéis	Total

Celular CRT Participações, S.A.	40.90%	7.58%	48.48%

Tele Leste Celular Participações, S.A.	27.70%	—	27.70%

Tele Sudeste Celular Participações, S.A.	83.56%	—	83.56%

Telesp Celular Participações, S.A.	14.68%	50.44%	65.12%

The value of the contribution to Brasilcel, N.V. of the wireless assets owned by Telefónica Móviles, S.A. was €1,898 million. As a result of this contribution, the joint venture became the largest wireless communications operator in Brazil and South America, with the possibility of obtaining significant synergies by taking advantage of the economies of scale due its size and to the combination of the two groups’ positions of leadership in Brazilian wireless telephony.
Also, on October 1, 2002, in order to strengthen Telefónica Móviles España, S.A.’s net worth structure, Telefónica Móviles, S.A. resolved to convert and transfer a portion of the short-term debt receivable from Telefónica Móviles España, S.A. into a long-term participating loan of €3,101,650 thousand with the following terms and conditions:
–	The loan matures on December 22, 2009, when the participating loan should have been repaid in full.

–	The loan bears interest at a fixed rate of 4% plus a floating rate, payable yearly, based on the performance of the borrower’s business measured in terms of net income.

–	The loan may only be repaid early if it is offset by a capital increase of the same amount as the Company’s equity, provided the capital increase does not derive from the revaluation of assets of Telefónica Móviles España, S.A.
b) Investment valuation allowances
As explained in Note 4-c, the Company records allowances for the decline in value of its investment securities based on the losses disclosed in the individual financial statements prepared by the subsidiaries at each year-end, which are translated to euros at the exchange rates prevailing at that date.
The variations in the long-term investment valuation allowances in 2003 and 2002 were as follows:

	Thousands of Euros
	Balance at				Balance at
	12/31/01	Additions	Retirements	Transfers	12/31/02

Allowances	681,012	1,707,033	(43,307)	(389,995)	1,954,743

Total	681,012	1,707,033	(43,307)	(389,995)	1,954,743

	Thousands of Euros
	Balance at				Balance at
	12/31/02	Additions	Retirements	Transfers	12/31/03

Allowances	1,954,743	775,226	(246,332)	2,377	2,486,014

Total	1,954,743	775,226	(246,332)	2,377	2,486,014

Due to the new market circumstances and in view of the expected performance of Telefónica Móviles, S.A.’s subsidiaries developing UMTS technology in Germany, Italy, Austria and Switzerland, new business plans were prepared in July 2002 which, based on the new assumptions, gave rise to an adjustment of the value of the aforementioned businesses.

The Boards of Directors of Group 3G UMTS Holding GmbH, 3G Mobile Telecommunications GmbH and 3G Mobile AG approved these new business plans in 2002, and made the appropriate value adjustments in the aforementioned countries. Accordingly, Telefónica Móviles España, S.A. had to record provisions for these investments and therefore recorded a loss in 2002. Due to the decrease in the stockholders’ equity of Telefónica Móviles España, S.A. as a result of the foregoing, in 2002 the Company recorded a provision of €3,378,196 thousand, of which €933,211 thousand are recorded under the “Variation in Investment Valuation Allowances” caption and €2,444,985 thousand under the “Extraordinary Expenses” caption. In 2003, €1,856,632 thousand of the provision for contingencies and expenses were reversed and this amount is recorded under the “Extraordinary Revenues” caption (see Note 13-b).
Due to the decrease in the stockholders’ equity of Telefónica Móviles Interacciona, S.A. (formerly known as Terra Mobile, S.A.) as a result of the dissolution of Iobox Oy and the closure of its subsidiaries, in 2002 the Company recorded a provision of €184,937 thousand, of which €111,243 thousand are recorded under the “Variation in Investment Valuation Allowances” caption and €73,694 under the “Extraordinary Expenses” caption. In 2003, due to the sale of Telefónica Móviles Interacciona, S.A. to Telefónica Móviles España, S.A., the Company reversed €233,770 thousand of the investment valuation allowance and €72,069 thousand of the provision for contingencies and expenses. These amounts are recorded under the “Extraordinary Revenues” caption (see Note 13-b).
In view of its international presence, Telefónica Móviles, like other corporations, has been affected by the economic situation in Argentina. As of December 31, 2003 and 2002, the Telefónica Móviles Group’s net investment in the various Argentine companies amounted to €116,048 thousand and €121,731 thousand, respectively, including the net value of the investments and financing provided.
At 2003 and 2002 year-end, with the normal currency exchange market re-established, the exchange rate used was ARP 3.5341/€1 (ARP 3.37/US$ 1) and ARP 3.7006/€1 (ARP 2.93/US$ 1), respectively. The accumulated allowances recorded by Telefónica Móviles Argentina, S.A. in this connection as of December 31, 2003 and 2002 amounted to €953,443 thousand and €1,045,983 thousand, respectively. €92,540 thousand of the provision for contingencies and expenses were reversed and are recorded under the “Extraordinary Revenues” caption (see Note 13-b). The business plans prepared by the Company envisage the obtainment of sufficient income by the Argentine investee to guarantee the recovery of the Telefónica Móviles Group’s net investment in Argentina.
9) SHORT-TERM INVESTMENTS
The balances of this caption as of December 31, 2003 and 2002, relate mainly to short-term loans to Group companies amounting to €753,375 thousand and €4,881,788 thousand, respectively (see Note 11). The reduction in the balance is mainly due to the repayment of the loans by Telefónica Móviles España amounting to €3,448 million.
The loans granted to Group companies bear interest at market rates.
10) STOCKHOLDERS’ EQUITY
The detail of equity accounts and of the variations therein in 2003 and 2002 is as follows:

	Thousands of Euros
		Additional			Income/(Loss)
	Capital	Paid-In	Legal	Accumulated	for
	Stock	Capital	Reserve	Losses	the Year	Total

Balance at 12/31/01	2,144,596	4,396,143	—	(105,017)	(496,613)	5,939,109

Stockholders’ contributions	—	—	—	—	—	—
Nonmonetary contributions	20,679	223,740	—	—	—	244,419
Allocation of loss	—	—	—	(496,613)	496,613	—
Loss for the year	—	—	—	—	(2,672,453)	(2,672,453)

Balance at 12/ 31/02	2,165,275	4,619,883	—	(601,630)	(2,672,453)	3,511,075

Offset of prior years’ losses	—	(3,274,083)	—	601,630	2,672,453	—
Provision to the legal reserve	—	(433,055)	433,055	—	—	—
Payment of dividend	—	(757,851)	—	—	—	(757,851)
Income for the year	—		—	—	1.266.686	1,266,686

Balance at 12/ 31/03	2,165,275	154,894	433,055	—	1,266,686	4,019,910

a) Capital stock and additional paid-in capital
2003
The capital stock as of December 31, 2003 consisted of 4,330,550,896 fully subscribed and paid common shares, of the same series, of €0.5 par value each, recorded by the book-entry system, which are listed on the Spanish Continuous Market and on the four Spanish Stock Exchanges (Madrid, Barcelona, Valencia and Bilbao) and on the New York Stock Exchange.
On April 1, 2003, the Stockholders’ Meeting of Telefónica Móviles resolved to record the Company’s legal reserve (€433,055 thousand) in full with a charge to the “Additional Paid-in Capital” caption, so that the legal reserve would reach 20% of capital stock. This Meeting also resolved to pay a gross dividend of €0.175 on each of the Company’s shares in circulation, with a charge to the “Additional Paid-in Capital” caption. This dividend was paid on June 18, 2003. The same Meeting also resolved to offset prior years’ accumulated losses and the 2002 loss with a charge to the “Additional Paid-in Capital” caption.
On April 1, 2003, the Stockholders’ Meeting adopted, inter alia, the following resolutions:
–	To delegate to the Board of Directors, the power to issue nonconvertible, exchangeable and/or convertible debentures, bonds, promissory notes and other fixed-income securities, and to authorize them, in the case of these securities, to exclude the preferential subscription rights of the stockholders and holders of convertible securities, and to guarantee the issues of the subsidiaries. As of the date of preparation of these financial statements, this authorization was still in force.

–	To authorize the Board of Directors for the derivative acquisition of shares of the Company, within the limits and under the terms and conditions established by the Stockholders’ Meeting, within a maximum period of 18 months from April 1, 2003, provided that the par value of the shares acquired, added to those already owned by the Company or its subsidiaries, does not exceed 5% of capital stock. As of the date of preparation of these financial statements, the Board of Directors had not made use of this authorization.

The stockholder structure of Telefónica Móviles, S.A. as of December 31, 2003, was as follows:

Stockholder	Number of Shares	% of Ownership

Telefónica S.A.	3,075,178,440	71.01%
Telefónica Internacional, S.A.	927,917,620	21.43%
Other stockholders	327,454,836	7.56%

Total at 12/31/03	4,330,550,896	100%

2002
The capital stock as of December 31, 2002, consisted of 4,330,550,896 fully subscribed and paid common shares of the same series, of €0.5 par value each, recorded by the book-entry system, which are listed on the Spanish Continuous Market and on the four Spanish Stock Exchanges (Madrid, Barcelona, Valencia and Bilbao) and on the New York Stock Exchange.
In 2002 the following capital increases were carried out:
–	On May 24, 2002, Telefónica Móviles, S.A. carried out one of the capital increases agreed upon by the Stockholders’ Meeting on June 1, 2001, increasing the par value of the capital by €6,998 thousand through the issuance of 13,996,173 new common shares of €0.50 par value each, which were subscribed in full by Telefónica, S.A., with additional paid-in capital of €106,198 thousand. Telefónica, S.A. paid the new shares in full through the contribution of shares of the Brazilian company Iberoleste Participações, S.A., which owns a holding in Tele Leste Celular Participações, S.A. (see Notes 1 and 8).

–	On May 29, 2002, Telefónica Móviles, S.A. carried out another of the capital increases agreed upon by the Stockholders’ Meeting on June 1, 2001, increasing the par value of the capital by €6,403 thousand through the issuance of 12,805,321 new common shares of €0.50 par value each, which were subscribed in full by Telefónica, S.A., with additional paid-in capital of €97,162 thousand. Telefónica, S.A. paid the new shares in full through the contribution of shares of the Brazilian companies TBS Celular Participações, S.A., Tele Leste Celular Participações, S.A., Tele Sudeste Celular Participações, S.A. and Sudestecel Participações, S.A. (see Notes 1 and 8).

–	On July 22, 2002, Telefónica Móviles carried out the capital increase agreed upon by the Stockholders’ Meeting on April 4, 2002, increasing the par value of the capital by €7,278 thousand through the issuance of 14,557,046 new common shares of €0.50 par value each, which were subscribed by Mesotel Group, with additional paid-in capital of €20,380 thousand. Mesotel paid the new shares in full through the contribution of shares of the following companies owned by it: TES Holding, S.A. de C.V., Telca Gestión, S.A. de C.V., TCG Holdings, S.A., Telca Gestión Guatemala, S.A., Paging de Centroamérica, S.A., and Telefónica de Centroamérica, S.L. (see Notes 1 and 8).
The stockholder structure of Telefónica Móviles, S.A. as of December 31, 2002, was as follows:

Stockholder	Number of Shares	% of Ownership

Telefónica S.A.	3,074,802,440	71.00%
Telefónica Internacional, S.A.	927,917,620	21.43%
Other stockholders	327,830,836	7.57%

Total at 12/31/03	4,330,550,896	100%

The Stockholders’ Meeting on April 4, 2002, inter alia, adopted the following resolutions:
–	To authorize the Board of Directors, pursuant to Article 153.1.b) of the Spanish Corporations Law, to increase the capital stock, at one or several times within the limits and under the terms and conditions established by the Stockholders’ Meeting (authorized capital). As of the date of preparation of these financial statements, the Board of Directors had not made use of this authorization, which remains in force.

–	To delegate to the Board of Directors, pursuant to Article 319 of the Mercantile Registry Regulations, the power to issue nonconvertible and/or convertible debentures, within the limits and under the terms and conditions established by the Stockholders’ Meeting.

–	To authorize the Board of Directors for the derivative acquisition of shares of the Company, within the limits and under the terms and conditions established by the Stockholders’ Meeting, within a maximum period of 18 months from April 4, 2002, provided that the par value of the shares acquired, added to those already owned by the Company or its subsidiaries, does not exceed 5% of capital stock.

–	To opt for application for an indefinite period to Telefónica Móviles, S.A. and to its tax group, of the consolidated tax regime during the tax periods following 2004.

–	To increase capital through the exchange of shares by increasing the par value by €7,278 thousand through the issuance of 14,557,046 new common shares of €0.50 par value each. As described earlier, this capital increase was carried out on July 22, 2002.
b) Legal reserve
Under the revised Corporations Law, 10% of income for each year must be transferred to the legal reserve until the balance of this reserve reaches at least 20% of capital stock. The legal reserve can be used to increase capital provided that the remaining reserve balance does not fall below 10% of the increased capital stock amount. Otherwise, until the legal reserve exceeds 20% of capital stock, it can only be used to offset losses, provided that sufficient other reserves are not available for this purpose.
On April 1, 2003, the Stockholders’ Meeting of Telefónica Móviles resolved to record the Company’s legal reserve (€433,055 thousand) in full of with a charge to the “Additional Paid-in Capital” caption, bringing the legal reserve to 20% of capital stock.
c) Legislation regulating the sale of holdings
Pursuant to the provisions of Law 5/1995 which regulates the sale of public holdings in certain companies, Telefónica, S.A. and Telefónica Móviles, S.A. are required to maintain a holding representing over 50% of the capital stock of Telefónica Móviles, S.A. and Telefónica Móviles

España, S.A., respectively, and to request prior administrative authorization for the sale of any percentage of capital stock which would reduce the holding to under 50%. This authorization is also required for the acquisition or disposal of over 10% of the capital stock of Telefónica Móviles, S.A.
Law 62/2003 on Tax, Administrative and Social Measures, which was published in the Spanish Official State Gazette of December 31, amended Law 5/1995 and established that, instead of obtaining prior administrative authorization, subsequent notice of the sale be given, and that it was no longer necessary to report the acquisition by a third party of 10% or over in the capital stock of Telefónica Móviles, S.A. if this acquisition was merely financial in nature and not intended to gain control and/or management of this company.
11) BALANCES AND TRANSACTIONS WITH TELEFóNICA GROUP COMPANIES
The breakdown of the accounts receivable from and payable to Telefónica Group companies as of December 31, 2003 and 2002, is as follows:

	Thousands of Euros
	2003		2002
	Receivable	Payable	Receivable	Payable

Telefónica, S.A.	920,338	5,691,523	576,250	6,096,435
Telefónica Mobile Solutions, S.A.	916	1,250	6,332	2,947
Telefónica Móviles Interacciona, S.A.	44	50	147,630	—
Telefónica Móviles España, S.A.	3,756,894	2,594	7,531,133	849,708
TCG Holdings Group	60,881	4	88,817	5
TES Holding Group	119,839	—	128,421	—
Brasilcel Group	41,983	—	35,963	—
Telefónica Móviles México Group	1,449,473	—	659,817	—
Telefónica Comunicaciones Personales, S.A.	576,643	—	675,763	1
Telefónica Móviles Perú Holding Group	6,197	37	31,611	37
Telefónica Larga Distancia, Inc.	—	—	34,171	3
Telefónica Móviles Chile, S.A.	731	—	4,014	—
Telefónica Móviles USA, Inc.	224	—	1,074	—
Telefónica Investigación y Desarrollo, S.A.	552	1,056	—	1,458
Telefónica Internacional, S.A.	1,085	648	170	13
Telefónica Internacional USA, Inc.	643	707	—	—
Telefónica de España, S.A.	339	482	176	431
Telefónica Gestión de Servicios Compartidos, S.A.	1,228	1,237	—	109
Telefonía y Finanzas, S.A.	579,112	—	86,492	1,659
Mèdi Telecom, S.A.	1,636	—	1,475	—
Group 3G UMTS GmbH	11,923	—	928	—
Telefónica Móviles Aplicaciones y Soluciones, S.A.	26	—	—	2,061
Newcomm Wireless Services, Inc.	8,591	3	—	—
Telefónica Móviles Puerto Rico, Inc	39,739	—	—	—
Pleyade	5,005	25	—	—
Simpay, Ltd	3,057	—	—	—
Other Telefónica Group companies	224	879	85	326

Total	7,587,323	5,700,495	10,010,322	6,955,193

The breakdown of the balances receivable from Telefónica Group companies is as follows:

	Thousands of Euros
	2003		2002
	Short Term	Long Term	Short Term	Long Term

For loans and credit facilities	709,865	5,809,685	4,702,791	4,565,883
For sales, services and other	146,513	921,260	276,018	465,629

Total	856,378	6,730,945	4,978,810	5,031,512

The breakdown of the balances payable to Telefónica Group companies is as follows:

	Thousands of Euros
	2003		2002
	Short Term	Long Term	Short Term	Long Term

For loans and credit lines	1,143,263	4,528,695	1,291,331	5,614,808
For purchases, services and other	28,530	7	46,986	2,068

Total	1,171,793	4,528,702	1,338,317	5,616,876

The breakdown of the loans and credit lines granted by Telefónica Group companies to Telefónica Móviles S.A. as of December 31, 2003 and 2002, is as follows:

	Thousands of Euros
	2003		2002
	Short Term	Long Term	Short Term	Long Term

Telefónica, S.A. credit lines in euros	—	1,745,762	166,039	763,789
Telefónica, S.A. credit lines in U.S. dollars	4,350	180,339	97,225	362,069
Telefónica Móviles España, S.A. credit lines in euros	—	—	843,877	—
Telefónica, S.A. loan in euros	999,601	2,047,067	160,000	3,939,394
Telefónica, S.A. loans in U.S. dollars	130,061	391,320	—	478,595
Other financial debts	9,251	164,207	24,190	70,961

Total	1,143,263	4,528,695	1,291,331	5,614,808

All the loans and credit lines detailed above bear interest at market rates. The average interest rate on the aforementioned financing in 2003 and 2002 was 4.28% and 4.49%, respectively.
The Company’s loans are subject to certain conditions. At the date of preparation of these financial statements, these conditions were being met satisfactorily.
Of the outstanding balance payable to Telefónica Group companies as of December 31, 2002, €2,212,644 thousand were repaid in 2003. Telefónica Móviles had also drawn down €1,534,634 thousand mainly to settle various of its subsidiaries’ obligations to non-Telefónica Móviles Group entities. Of this amount €484,057 thousand were repaid within the year.
As of December 31, 2003 and 2002, credit lines had been granted by the Telefónica Group totaling €2,059 million and €3,160 million, respectively, of which €291 million and €1,170 million, respectively, were denominated in U.S. dollars.
€1,930 million and €2,233 million had been drawn down against the aforementioned credit lines as of December 31, 2003 and 2002, respectively, of which €185 million and €480 million, respectively, relate to the credit lines denominated in U.S. dollars.

Telefónica Móviles, S.A. centralizes all its cash balances at the Telefónica Group company Telefonía y Finanzas, S.A. (Telfisa), through transfers from and to the banks with which it has demand deposits. The balances with Telfisa earn and bear interest at market rates.
The main transactions with Telefónica Group companies in 2003 and 2002 were as follows:

	Thousands of Euros
	Financial	Other	Financial	Outside
	Revenues	Revenues	Expenses	Services

Telefónica, S.A.	—	259	303,268	1,276
Telefónica Móviles Puerto Rico, Inc	55	—	—	—
Telefónica Móviles España, S.A.	267,696	1,583	9,359	1,040
Telefónica Móviles Interacciona, S.A.	15,261	—	—	335
TCG Holdings Group	4,576	1,887	—	—
Newcomm Wireless Services, Inc.	43	4,184	—	—
TES Holding Group	4,592	1,778	—	—
Telefónica Comunicaciones Personales, S.A.	26,520	117	—	—
Brasilcel Group	436	6,016	—	—
Telefónica Móviles México Group	29,637	—	—	—
Telefónica Mobile Solutions, S.A.	275	43	—	2,772
Telefónica Internacional, S.A.	—	384	—	610
Telefónica Móviles S.A.C.	—	17,977	—	—
Telefonía y Finanzas, S.A.	9,268	—	4	—
Tempotel	—	—	—	334
Telefónica Gestión Servicios Compartidos, S.A.U.	—	—	—	448
Telefónica Data España, S.A.	—	—	—	319
Telefónica de España, S.A.	—	2,123	—	772
TLD Puerto Rico	1,047	—	—	—
T. I+D España. S.A.	—	—	—	2,267
T.Internacional USA Inc	—	—	—	707
Simpay, Ltd	57	—	—	—
Other Telefónica Group companies	—	544	—	317

Total at 12/31/03	359,463	36,895	312,631	11,197

	Thousands of Euros
	Financial	Other	Financial	Outside
	Revenues	Revenues	Expenses	Services

Telefónica, S.A.	—	2	308,575	21
Telefonía y Finanzas, S.A.	5,444	—	5,231	—
Telefónica Móviles España, S.A.	1,760,591	—	16,255	1,659
3G Mobile Telecommunications GmbH	—	184	—	—
TCG Holdings Group	9,734	2,414	—	62
TES Holding Group	6,833	5,352	—	—
Telefónica Comunicaciones Personales, S.A.	70,511	15	—	1
Group UMTS Holding GmbH	—	800	—	—
Brasilcel Group	40,346	9,190	—	—
Telefónica Móviles México Group	10,039	911	—	1
Telefónica Móviles Perú Holding Group	—	15,932	—	37
Telefónica Larga Distancia, Inc.	240	—	—	—
Telefónica Mobile Solutions, S.A.	352	237	—	3,676
Telefónica Móviles Interaccciona, S.A.	11,235	—	—	7
Telefónica Investigación y Desarrollo, S.A.	—	—	—	1,966
Telefónica Móviles Chile, S.A.	—	80	—	—
Telefónica Gestión Servicios Compartidos, S.A.U.	—	—	—	469
Telefónica Data España, S.A.	—	—	—	335
Telefónica de España, S.A.	—	—	—	747
Other Telefónica Group companies	—	16	—	462

Total at 12/31/02	1,915,325	35,133	330,061	9,443

The “Financial Revenues” caption in 2003 includes dividends collected from Tele Sudeste Celular Participações, S.A. (€436 thousand); this caption in 2002 included dividends collected from Telefónica Móviles España, S.A. (€1,390,000 thousand), Tele Sudeste Celular Participações, S.A. (€22,019 thousand), Celular CRT Participações, S.A. (€2,749 thousand), Sudestecel Participaçoes, S.A. (€4,922 thousand), TBS Celular Participações S.A. (€3,927 thousand) and Tagilo Participações (6,729 thousand).
Telefónica Móviles has entered into a management transfer contract with Celular CRT, S.A. The consideration established in the contract is a fee for the services under the contract equal to 1% of the net revenues of the aforementioned company, based on the fulfillment of certain contractually established network service quality requirements. The initial contract term was five years from December 1996, renewable for a further five years, and was subsequently renewable for consecutive two-year periods. The revenues earned in this connection amounted to €3,257 thousand and €2,196 thousand as of December 31, 2003 and 2002, respectively.
Telefónica Móviles has also entered into management transfer contracts with the Brazilian operators Telerj Celular, S.A., Telest Celular, S.A., Telebahia Celular, S.A. and Telergipe Celular, S.A. The initial term of these contracts is five years, extendible in all cases. The consideration established in the contracts is an annual fee equal to a percentage of the net revenues of these companies obtained by a formula with different variables, which ranges from 1% to 2%. As of December 31, 2003 and 2002, the revenues earned in this connection relating to Telerj Celular, S.A. and Telest Celular, S.A., amounted to €1,920 thousand and €5,589 thousand, respectively, and those relating to Telebahia Celular, S.A. and Telergipe Celular, S.A. amounted to €475 thousand and €1,174 thousand, respectively.
Telefónica Móviles S.A. has entered into technical capacity transfer and management contracts with Telefónica Móviles El Salvador, S.A. de C.V. (TELESAL). The consideration established consists of an annual fee, payable quarterly, equal to 1% of the revenues received from services billed in transactions of Telefónica Móviles El Salvador, S.A. de C.V. under the technical capacity transfer contract, and 9% of the operating income reported by TELESAL under the management contract. The revenues earned from these contracts amounted to €1,677 thousand and €5,352 thousand as of December 31, 2003 and 2002, respectively.
Telefónica Móviles S.A. has entered into technical capacity transfer and management contracts with Telefónica Centroamérica Guatemala, S.A. (TCG). The consideration established consists of an annual fee, payable quarterly, equal to 1% of the revenues received from services billed in transactions of TCG under the technical capacity transfer contract, and 9% of the operating income obtained by TCG under the management contract. The revenues earned from these two contracts amounted to €793 thousand and €1,037 thousand as of December 31, 2003 and 2002.
Telefónica Móviles has entered into technical capacity transfer and management contracts with Telefónica Móviles S.A.C., the Telefónica Móviles Group operator in Peru. The initial contract term is five years, automatically extendible for additional five-year periods through July 10, 2016. The consideration established is an annual fee, payable quarterly, equal to 1% of the revenues received from services billed in transactions of Telefónica Móviles, S.A.C. under the technical capacity transfer contract, and 9% of the operating income of Telefónica Móviles, S.A.C. under the management contract. The revenues earned in this connection amounted to €17,830 thousand and €24,549 thousand as of December 31, 2003 and 2002.
Additionally, since February 2000, Telefónica Móviles S.A. has been providing technical capacity transfer services to Newcomm Wireless Services, Inc. in Puerto Rico, by virtue of the subrogation of Telefónica Móviles, S.A. to Telefónica Internacional, S.A.’s technical capacity transfer contract. The consideration established is an annual fee, payable quarterly, equal to 1% of the revenues received for services billed in the previous year in Newcomm’s transactions. The amount earned for providing this service was €2,927 thousand.
Since January 1, 2002, Telefónica Móviles, S.A. has been managing the operations of Newcomm Wireless Services, Inc., since it was subrogated to the management contract entered into between Telefónica Larga Distancia de Puerto Rico, Inc and Newcomm. The consideration established is an annual fee, payable quarterly, equal to the higher of (i) 9% of the operating income obtained by Newcomm in the previous year, or (ii) US$ 750,000. The amount earned under this contract since the date of subrogation was €1,143 thousand.
12) TAX MATTERS
The Company files consolidated corporate income tax returns as part of the Telefónica Group and, accordingly, is not obliged to pay its tax debt directly to the Spanish Tax Authorities, and all the tax assets and tax bases up to the ceiling of the deduction for the consolidated group are transferred to Telefónica, S.A., and a balance receivable from or payable to the parent company is recorded for the tax loss or tax debt, respectively, of Telefónica Móviles. This balance is recorded under the “Loans to Telefónica Group Companies” caption if a tax loss is reported by Telefónica Móviles, S.A. or under the “Payable to Telefónica Group Companies” caption if a tax debt is transferred to the parent company.
As of December 31, 2003 and 2002, of the total amount of tax losses available for offset, those that constituted, in accordance with the accounting principle of prudence, tax assets amounted to €425,173 thousand and €317,567 thousand, respectively, and these amounts are recorded under the “LongTerm Investments — Loans to Telefónica Group Companies” caption in the accompanying balance sheets. These losses may be offset against the taxable income of the 15 years following that in which they were incurred (see Note 4-e).

On September 25, 2002, Telefónica Móviles received an advice from the Spanish Tax Inspection Office notifying it of the commencement of a 12-month period of review and investigation which would cover the following items and years:
–	Corporate income tax: 2000

–	VAT: 2000 and 2001

–	Personal income tax withholdings and prepayments: 2000 and 2001

–	Tax on income from moveable capital withholdings/prepayments: 2000 and 2001

–	Nonresident income tax withholdings: 2000 and 2001
Subsequently, on June 10, 2003, it was informed by the Authority conducting the review and investigation that this process was extended for another 12 months.
Accordingly, the years open for review as of December 31, 2003, were as follows:
–	Corporate income tax: 2000 to 2003

–	VAT: 2000 to 2003

–	Personal income tax withholdings and prepayments: 2000 to 2003

–	Tax on income from moveable capital withholdings/prepayments: 2000 to 2003

–	Nonresident income tax withholdings: 2000 to 2003.
a) Deferred tax assets and liabilities
The detail of the balances of the deferred tax assets and liabilities of Telefónica Móviles, S.A. as of December 31, 2003 and 2002, and of the variations therein is as follows:

	Thousands of Euros
	Deferred Tax Assets		Deferred Tax Liabilities
	Long Term	Short Term	Long Term	Short Term

Balance at 12/31/01	—	202,445	—	12,571
Transfer	202,445	(202,445)	—	—
Reversal	(36,893)	—	—	(12,571)
Creation	97,908	—	—	—
Balance at 12/31/02	263,460	—	—	—
Transfer	(60,993)	—	—	—
Reversal	(41,730)	—	—	—
Creation	1,641	—	—	—
Balance at 12/31/03	162,378	—	—	—
The balance of the “Long-Term Taxes Receivable” caption includes, in addition to the deferred tax assets, €15,754 thousand of withholding taxes borne abroad, which can be recovered through the international double taxation tax credit in future years.

b) Taxes receivable and taxes payable
The detail of the “Taxes Receivable” and “Taxes Payable” captions as of December 31, 2003 and 2002, is as follows:

	Thousands of Euros
Taxes Receivable	2003	2002

VAT and Canary Islands general indirect tax	6,033	1,987
Other	2,343	11

Total	8,376	1,998

	Thousands of Euros
Taxes Payable	2003	2002

Personal income tax withholdings	798	1,123
Accrued social security taxes payable	249	332

Total	1,047	1,455

c) Reconciliation of the income/ loss per books to the tax base for corporate income tax purposes
The reconciliation of the income/loss per books to the tax base for corporate income tax purposes for 2003 and 2002, is as follows:

	Thousands of Euros
	2003	2002

Income (Loss) before taxes per books	942,595	(3,061,653)
Permanent differences	(24,500)	(44,695)
Permanent differences due to taxation on a consolidated basis	(1,844,069)	1,988,770
Timing differences arising in the year	4,689	279,736
Timing differences arising in prior years	(293,495)	(69,491)

Tax base	(1,214,780)	(907,333)

The tax base thus calculated, in accordance with ICAC regulations and with the accounting principle of prudence, gives rise to tax assets which can be reorganized for accounting purposes.
The permanent differences arose mainly from the reversal of long-term investment valuation provisions deemed to be nondeductible for tax purposes in prior years.
Also, the Company made a negative adjustment of €2,137,243 thousand in its corporate income tax settlement for fiscal 2002, as a result of the transfer in 2002 of certain holdings acquired in prior years the market value of which differed from the book value at which they were recorded (underlying book value) because the Company availed itself of Article 159 of the Corporations Law. This adjustment was not taken into account for accounting purposes because the stance taken by the tax authorities differs from the Company ´s interpretation of this issue.
The variations in 2003 in the adjustments due to timing differences were as follows:

	Thousands of Euros
	Increases	Decreases

Timing differences arising in the year:
Provisions not deductible for tax purposes	4,689	—
Timing differences arising in prior years:
Provisions not deductible for tax purposes	—	293,495

Total	4,689	293,495

d) Determination of accrued expense /(revenue)

	Thousands of Euros
	2002	2001

Income before taxes per books	942,595	(3,061,653)
Permanent differences	(24,500)	(44,695)
Permanent differences to taxation on a consolidated basis	(1,844,069)	1,988,770
Timing differences	(288,806)	210,245
Tax base	(1,214,780)	(907,333)
Gross tax payable / Receivable from Group companies due to taxation on a consolidated basis	(425,173)	(317,567)
Tax effect of timing differences	101,082	(73,586)
Prior years’ Spanish corporate income tax (revenue) expense and other items	—	1,954

Total income tax	(324,091)	(389,199)

13) REVENUES AND EXPENSES
a) Personnel expenses
The detail of the “Personnel Expenses” caption in 2003 and 2002 is as follows:

	Thousands of Euros
	2003	2002

Wages and salaries	34,211	33,894
Employee welfare and other personnel expenses	5,975	5,839

Total	40,186	39,733

     The average number of employees as of December 31, 2003 and 2002, by professional category, was as follows:

	Number of Employees
	2003	2002

Seniors executives	54	79
Managers and supervisors	35	55
Other employees	117	160

Total	206	294

b) Extraordinary expenses and revenues
The detail of the “Extraordinary Revenues” and “Extraordinary Expenses” captions in 2003 and 2002 is as follows:

	Thousands of Euros
	Extraordinary Revenues		Extraordinary Expenses
	2003	2002	2003	2002

Variation in investment valuation allowances	2,021,241	—	—	2,672,681
Prior years’ expenses and losses	—	—	385	—
Other extraordinary expenses	—	—	4	1,139
Prior years’ revenues and income	204	1,732	—	—
Other extraordinary revenues	24	172	—	—

Total	2,021,469	1,904	389	2,673,820

This caption includes the amount of the provision which exceeds the gross book value relating to the acquisition cost of the holdings in Group and associated companies, which as of December 31, 2002 amounted to €2,672,681 thousand; as of December 31, 2003, €2,021,241 thousand of this amount had been reversed (see Note 8-b).
14) INFORMATION ABOUT THE MEMBERS OF THE BOARD OF DIRECTORS
a) Directors’ compensation and other benefits
The compensation paid to the Directors of Telefónica Móviles consists of a fixed and defined allocation payable monthly and fees for attendance at the meetings of the Board’s Committees. The executive directors also receive the respective payments for discharging their executive duties.
2003
In 2003 the Directors of Telefónica Móviles received compensation totaling €2,446 thousand, which included €1,294 thousand relating to the fixed allocation, including compensation for serving on the Boards of Directors of other companies of the Telefónica Móviles Group; €79 thousand of fees for attending meetings of the Board’s Committees; €127 thousand for advisory services provided by certain directors; €875 thousand relating to the executive directors’ salaries and variable remuneration; €63 thousand of compensation in kind to the executive directors, which included life insurance, health insurance and housing contributions, and €8 thousand of pension plan contributions made by the Company as the promoter and in favor of the executive directors.
The compensation and benefits received by the Directors in 2003 were as follows:
–	Board of Directors: Fixed allocation received by each director in 2003.

Thousands
Position	of Euros

Chairman	90
Nominee and independent directors	90
Secretary	90
The Directors do not receive fees of any kind for attending Board meetings.

–	Other Committees of the Board of Directors: Total fees received by the Directors as a whole for attendance at Advisory and Standing Committee meetings in 2003.

		Thousands
Committees		of Euros

Audit and Control (*)	Fees per meeting: €1,352.28 Number of meetings: 9	31
Appointments and Compensation	Fees per meeting: €901.51 Number of meetings: 9	28
Standing	Fees per meeting: €901.51 Number of meetings: 3	20

(*)	Although 9 meetings were held, the fees for the last meeting in December 2002 are included. The fees received by the Audit and Control Committee members were established on the basis of the large volume of work and specific duties of these members
–	Executive Directors: Total amounts received by the Executive Directors under the following headings:

Thousands
Concepts	of Euros

Salaries	634
Variable remuneration	241
Compensation in kind (*)	63
Contributions to pension plans	8

(*)	Includes health insurance, life insurance and housing.
The Executive Directors, as executives of Grupo Móviles, S.A., are beneficiaries of the “MOS Program” options plan described in Note 17.
2002
In 2002 the Directors of Telefónica Móviles received compensation totaling €2,613 thousand, which included €1,104 thousand relating to the fixed allocation, including compensation for serving on the Boards of Directors of other companies of the Telefónica Móviles Group; €54 thousand of fees for attending meetings of the Board’s Committees; €132 thousand for advisory services provided by certain directors; €1,302 thousand relating to the executive directors’

salaries and variable remuneration; €13 thousand of compensation in kind to the executive directors, which included life insurance contributions, and €8 thousand of pension plan contributions made by the Company as the promoter and in favor of the executive directors.
The compensation and benefits received by the Directors in 2002 were as follows:
–	Board of Directors: Fixed allocation received by each director in 2002.

Thousands
Position	of Euros

Chairman	90
Nominee and independent directors	90
Secretary	90
The Directors do not receive fees of any kind for attending Board meetings.

–	Other Committees of the Board of Directors: Total fees received by the Directors as a whole for attendance at Advisory and Standing Committee meetings in 2002.

		Thousands
Committees		of Euros

Audit and Control	Fees per meeting: €901.51
	Number of meetings: 10 (*)	27
Appointments and Compensation	Fees per meeting: €901.51
	Number of meetings: 11	27

(*)	Although 10 meetings were held, the amount indicated excludes the fees paid for the meeting of December, which were recorded in 2003.
–	Executive Directors: Total amounts received by the Executive Directors under the following headings:

Thousands
of Euros

Salaries	701
Variable remuneration	601
Compensation in kind (*)	13
Contribution to pension plans	8

(*)	Includes health insurance and life insurance.
The Executive Directors, as executives of Grupo Móviles, S.A., are beneficiaries of the “MOS Program” options plan described in Note 17.

b)	Detail of holdings in companies with similar activities and performance of similar activities by the Directors for their own account or for the account of others
Pursuant to Article 127 ter.4 of the Spanish Corporations Law, introduced by Law 26/2003, which amends Securities Market Law 24/1988, and the revised Spanish Corporations Law, in order to reinforce the transparency of listed corporations, following is a detail of the companies engaging in an activity that is identical, similar or complementary to, the activity that constitutes the corporate purpose of Telefónica Móviles, S.A. in which the members of the Board of Directors own equity interests, and of the functions, if any, that they discharge thereat:

		Ownership		Function Discharged
Shareholder	Investee	Percentage	Line of Business	or Position Held

Antonio Viana Baptista	Telefónica, S.A.	< 0.01%	Telecommunications	Director
Antonio Viana Baptista	Portugal Telecom., SGPS.	< 0.01%	Telecommunications	Director
Antonio Viana Baptista	Telecom Italia	< 0.01%	Telecommunications	None
Antonio Viana Baptista	Hellenic Telecom.	< 0.01%	Telecommunications	None
Antonio Viana Baptista	PT Multimedia	< 0.01%	Internet	None
José María Álvarez-Pallete	Telefónica, S.A.	< 0.01%	Telecommunications	Management Committee Member
Maximino Carpio García	Telefónica, S.A.	< 0.01%	Telecommunications	Director
José María Más Millet	Telefónica, S.A.	< 0.01%	Telecommunications	None
Javier Echenique Landiribar	Telefónica, S.A.	< 0.01%	Telecommunications	None
Luis Lada Díaz	Telefónica, S.A.	< 0.01%	Telecommunications	Director
Luis Lada Díaz	Sogecable, S.A.	< 0.01%	Television, telecommuni- Cations and audiovisual production services	Director
Fernando de Almansa Moreno-Barreda	Telefónica, S.A.	< 0.01%	Telecommunications	Director
Antonio Massanell Lavilla	Telefónica, S.A.	< 0.01%	Telecommunications	Director
Miguel Canalejo Larrainzar	Alcatel España, S.A.	< 0.01%	Manufacture of telecom- munications systems	Director
Additionally, in accordance with the aforementioned text, a detail is provided below of the activities engaged in by the directors for their own account or for the account of others, which are identical, similar or complementary to the activity that constitutes the corporate purpose of Telefónica Móviles, S.A.:

Position Held or
Function Discharged
		Account on	Company through	at Company through
	Activity	Which Activity	which Activity	which Service
Name	Performed	is Performed	is Performed	is Provided

Antonio Viana Baptista	Telecommunications	Others	Telefónica, S.A.	Director
Antonio Viana Baptista	Wireline telecommunications	Others	Telefónica Internacional, S.A.	Director
Antonio Viana Baptista	Wireless telecommunications	Others	Telefónica Móviles España, S.A.	Director
Antonio Viana Baptista	Wireline telecommunications	Others	Telefónica de Argentina, S.A.	Director
Antonio Viana Baptista	Wireline telecommunications	Others	Compañía de Telecomunicaciones de Chile, S.A.	Director
Antonio Viana Baptista	Wireline telecommunications	Others	Telecomunicaciones de Sao Paulo, S.,A.	Director
Antonio Viana Baptista	Wireless telecommunications	Others	Brasilcel, N.V.	Director
Antonio Viana Baptista	Telecommunications	Others	Portugal Telecom., SGPS	Director
José María Álvarez-Pallete	Telecommunications	Others	Telefónica, S.A.	Management Committee Member
José María Álvarez-Pallete	Wireline telecommunications	Others	Telefónica Internacional, S.A.	Chief Executive Officer
José María Álvarez-Pallete	Telecommunications Data	Others	Telefónica Datacorp, S.A.	Director
José María Álvarez-Pallete	Wireline telecommunications	Others	Telefónica de España, S.A.	Director
José María Álvarez-Pallete	Wireless telecommunications	Others	Telefónica Móviles España, S.A.	Director
José María Álvarez-Pallete	Wireline telecommunications	Others	Telefónica de Argentina, S.A.	Director
José María Álvarez-Pallete	Wireline telecommunications	Others	Telecomunicaciones de Sao Paulo, S.A.	Director
José María Álvarez-Pallete	Wireline telecommunications	Others	Compañía de Telecomunicaciones de Chile, S.A.	Director
José María Álvarez-Pallete	Telecommunications	Others	Compañía de Teléfonos de Chile. Transmisiones Regionales, S.A	Director
José María Álvarez-Pallete	Wireline telecommunications	Others	Telefónica del Perú, S.A.	Director
José María Álvarez-Pallete	Telecommunications	Others	Telefónica Larga Distancia, Inc.	Director
Maximino Carpio García	Telecommunications	Others	Telefónica, S.A.	Director
Maximino Carpio García	Supply of telecommuni- cations systems	Others	Abengoa, S.A.	Advisory Committee Member
Miguel Canalejo Larrainzar	Manufacture of tele– communications systems	Others	Alcatel España, S.A.	Director
Fernando de Almansa Moreno- Barreda	Telecommunications	Others	Telefónica, S.A.	Director
Fernando de Almansa Moreno- Barreda	Wireline telecommunications	Others	Telefónica de Argentina, S.A.	Director
Fernando de Almansa Moreno- Barreda	Wireline telecommunications	Others	Telecomunicaciones de Sao Paulo, S.A.	Director
Fernando de Almansa Moreno- Barreda	Wireline telecommunications	Others	Telefónica del Perú, S.A.	Director
Luis Lada Díaz	Telecommunications	Others	Telefónica, S.A.	Director
Luis Lada Díaz	Wireless telecommunications	Others	SudesteCel Participações, S.A.	Director
Luis Lada Díaz	Television, telecommucations and audiovisual production services	Others	Sogecable, S.A.	Director
Javier Echenique Landiribar	Wireless telecommunications	Others	Telefónica Móviles México, S.A.	Director
Víctor Goyenechea Fuentes	Wireline telecommunications	Others	Telecomunicaciones de Sao Paulo, S.A.	Director
Antonio Masanell Lavilla	Telecommunications	Others	Telefónica, S.A.	Director
Fernando Xavier Ferreira	Wireless telecommunications	Others	Brasilcel, N.V.	Director
Fernando Xavier Ferreira	Wireless telecommunications	Others	Tele Sudeste Celular Participações, S.A.	Director
Fernando Xavier Ferreira	Wireless telecommunications	Others	Tele Leste Celular Participações, S.A.	Director
Fernando Xavier Ferreira	Wireless telecommunications	Others	Telesp Celular, S.A.	Director
Fernando Xavier Ferreira	Wireless telecommunications	Others	Telefónica Brasil Sul Celular Participações, S.A.	Director
Fernando Xavier Ferreira	Wireless telecommunications	Others	Iberoleste Participações, S.A.	Director
Fernando Xavier Ferreira	Wireless telecommunications	Others	Celular CRT Participações, S.A.	Director
Fernando Xavier Ferreira	Wireless telecommunications	Others	SudesteCel Participações, S.A	Director

Position Held or
Function Discharged
		Account on	Company through	at Company through
	Activity	Which Activity	which Activity	which Service
Name	Performed	is Performed	is Performed	is Provided

Fernando Xavier Ferreira	Wireless telecommunications	Others	Tele Centro Oeste Celular
Fernando Xavier Ferreira	Wireline telecommunications	Others	Participações, S.A. SP Telecomunicações Holding, Ltda.	Director Director
Fernando Xavier Ferreira	Wireline telecommunications	Others	Telecomunicações de Sao Paolo, S.A.	Director
Fernando Xavier Ferreira	Wireless telecommunications	Others	Teleacre Celular, S.A.	Director
Fernando Xavier Ferreira	Wireless telecommunications	Others	Telegoiás Celular, S.A.	Director
Fernando Xavier Ferreira	Telecommunications and Internet access	Others	Tele Centro Oeste IP, S.A.	Director
Fernando Xavier Ferreira	Wireline telecommunications	Others	Telemat, S.A.	Director
Fernando Xavier Ferreira	Wireless telecommunications	Others	Telems, S.A.	Director
Fernando Xavier Ferreira	Wireless telecommunications	Others	Teleron Celular, S.A.	Director
Fernando Xavier Ferreira	Wireless telecommunications	Others	Norte de Brasil Telecom., S.A.	Director
Fernando Xavier Ferreira	Telecommunications Data	Others	Telefónica Data Brasil Holding, S.A.	Director
Fernando Xavier Ferreira	Underwater cable	Others	Aliança Atlántica, B.V.	Director
Fernando Xavier Ferreira	Underwater cable	Others	Emergia Participações, Ltda.	General Manager
Fernando Xavier Ferreira	On-line negotiation, electronic transactions	Others	Mercador, S.A.	Director
Fernando Xavier Ferreira	Factoring	Others	Telefónica Factoring do Brasil, S.A.	Director
Fernando Xavier Ferreira	Business management service	Others	Telefónica Gestao de Servicios Compartilhados do Brasil, Ltda.	Chairman of the Control Committee
15) ADDITIONAL DISCLOSURES
a) Guarantee commitments to third parties
On September 29, 2003, Telefónica Móviles, S.A. arranged a counterguarantee with Telefónica Internacional, S.A. for the obligation of Telefónica Móviles Puerto Rico (a subsidiary of Telefónica Móviles) regarding a loan of €11 million granted by Banco Santander de Puerto Rico which matures on December 31, 2004.
On December 23, 2003, Telefónica Móviles, S.A. arranged a counterguarantee with Telefónica, S.A. for the obligation of Newcomm Wireless Services, Inc. of Puerto Rico, regarding a bridge loan of US$ 61 million granted by ABN AMRO which matures on December 31, 2004.
On December 22, 2003, the purchase and sale agreement of the Austrian company 3G Mobile Telecommunications GmbH signed between Telefónica Móviles España, S.A. and Mobilkom Austria Aktiengesellschaft & Co KG (Mobilkom) was executed. As required under the agreement, Telefónica Móviles España arranged a first-call bank guarantee with Mobilkom for up to €1,650 thousand to secure possible tax contingencies. This bank guarantee was issued by Société Générale for Mobilkom on December 22, 2003 for a maximum period of two years. On the same date, Telefónica Móviles, S.A. arranged a counterguarantee for the same amount and period for the issuer bank of the first guarantee.

On December 27, 2002, Telefónica Móviles, S.A. arranged a counterguarantee for Telefónica, S.A., which has in turn been counterguaranteed by Telefónica Móviles España, S.A., so that, subject to certain terms and conditions, Telefónica Móviles S.A. undertakes to settle 91.79% of the amounts Telefónica, S.A. is legally or contractually bound to pay due to the guarantee arranged by Telefónica, S.A. (together with the other strategic stockholders of Ipse 2000, S.p.A.) for certain banks which in turn issued bank guarantees for the Italian authorities to secure the deferred payment for the UMTS license. As of December 31, 2003, the installments payable for the UMTS license amounted to €16,010 thousand and €826,331 thousand were payable for the additional 5 Mhz of spectrum which was awarded to Ipse 2000, S.p.A. by the Italian Government and returned, although this return is still being disputed between Ipse 2000, S.p.A. and the Italian Government.
Telefónica Móviles, as a stockholder of telecommunications operators in various countries, has provided guarantees to secure the operations of its subsidiaries and investees vis-à-vis third parties.
With respect to the guarantees and deposits provided, no significant losses are expected to arise for the company.
b) Alliances
In July 2003, Telefónica Móviles, T-Mobile International, Telecom Italia Mobile (TIM) and Orange signed a joint agreement to cooperate on the formation of a strategic alliance in the wireless telephony industry, which will enable them to offer customers in all the countries in which they operate common products and services of a superior quality, and thus strengthen the partners’ ability to compete in international markets.
c) Environmental matters
Telefónica Móviles, S.A. is a holding company with holdings in wireless telephony operators and, accordingly, no environmental policy has been established by it since it is not required.
d) Fees paid to auditors
The fees paid in 2003 and 2002 to the various member firms of the Deloitte & Touche Tohmatsu organization, to which Deloitte & Touche España, S.L., the auditors of Telefónica Móviles, belongs, amounted to €546 thousand and €654 thousand, respectively.
The detail of the foregoing amount is as follows:

	Thousands of Euros
	2003	2002

Audit of financial statements	237	243
Other audit services	293	210
Work additional to or other than audit services	16	201

Total	546	654

16) FINANCIAL DERIVATIVES
The Company uses derivatives to hedge interest rate and currency risks on unhedged positions and to adapt its debt structure to market conditions.
As of December 31, 2003 and 2002, the total outstanding balance of derivatives transactions arranged to hedge on-balance-sheet exposure to fluctuations in interest and exchange rates amounted to €1,835 million and €1,997 million, respectively. These balances related in full to currency risk.
The detail of the Company’s financial derivatives portfolio as of December 31, 2003, is as follows

	Amounts in Millions
	Equivalent
	Value in	Company Pays		Company Receives
Type of Risk	Euros	Value	Currency	Value	Currency

Currency interest rate swaps:	204
From fixed to floating
MXN/MXN	204	2,900	MXN	2,900	MXN

Exchange rate swaps:	1,394
from floating to fixed-	196
EUR/BRL	97	288	BRL	97	EUR
EUR/MAD	34	349	MAD	34	EUR
USD/PEN	36	159	PEN	45	USD
USD/MXN	29	372	MXN	36	USD

from fixed to floating-	199
MAD/EUR	31	34	EUR	349	MAD
USD/EUR	168	183	EUR	212	USD

from floating to floating-	999
EUR/USD	243	298	USD	243	EUR
USD/EUR	502	686	EUR	634	USD
USD/MXN	254	3,283	MXN	321	USD

Exchange rate options:	237
bought-	237
MXN/EUR	237	243	EUR	3,365	MXN
EUR/USD

Total at 12/31/03	1,835

The detail of the Company’s financial derivatives portfolio as of December 31, 2002, is as follows:

	Amounts in Millions
	Equivalent
	Value in	Company Pays		Compan Receives
Type of Risk	Euros	Value	Currency	Value	Currency

Foreign currency interest rate swaps:	34
from fixed to floating-
MXN/MXN	34	372	MXN	372	MXN

Exchange rate swaps:	1,145
from floating to fixed-	252
EUR/BRL	97	288	BRL	97	EUR
EUR/MAD	34	349	MAD	34	EUR
USD/BRL	40	109	BRL	42	USD
USD/PEN	38	141	PEN	40	USD
USD/MXN	43	450	MXN	45	USD

from fixed to floating-	33
EUR/MAD	33	34	EUR	349	MAD

from floating to floating-	860
EUR/USD	610	692	EUR	640	USD
USD/MXN	250	2,659	MXN	263	USD

Exchange rate options:	725
Bought-	364
USD/MXN	286	3,139	MXN	300	USD
EUR/BRL	78	98	EUR	288	BRL

Sold-	361
USD/MXN	312	300	USD	3,379	MXN
EUR/BRL	49	121	BRL	49	EUR

Currency forwards-	93
EUR/USD	93	101	EUR	98	USD

Total at 12/31/02	1,997

The detail, by maturity, as of December 31, 2003, is as follows:

	Millions of Euros
			From 1 to 3	From 3 to 5	More than 5
Type of Transaction	Amount	Up to 1 Year	Years	Years	Years

With underlying asset (loans):	1,452	179	1,077	187	9
In euros	782	97	489	187	9
In foreign currencies	670	82	588	—	—
Without underlying asset (liability):	383	340	16	18	9
Exchange rate options	237	237	—	—	—
Currency swaps	146	103	16	18	—

Total at 12/31/03	1,835	519	1,093	205	18

The net loss charged to the statement of operations relating to the derivatives portfolio amounted to €103,831 thousand as of December 31, 2003, of which €170,569 thousand were recorded under the “Exchange Losses” caption and €66,738 thousand were recorded under the “Exchange Gains” caption. As of December 31, 2002, a net loss of €89,773 thousand was recorded in this connection.
17) OTHER COMMITMENTS
Stock option plan-
On October 26, 2000, the Special Stockholders’ Meeting of Telefónica Móviles, S.A. authorized the establishment of a Telefónica Móviles, S.A. stock option plan for the executives and employees of Telefónica Móviles, S.A. and its subsidiaries and, in order to facilitate coverage of the Company’s obligations to the beneficiaries of the plan, resolved to increase the capital stock of Telefónica Móviles, S.A. by €11,400,000 through the issuance of 22,800,000 shares of €0.50 par value each.
Subsequently, on June 1, 2001, the Annual Stockholders’ Meeting of Telefónica Móviles, S.A. approved the introduction of certain modifications and clarifications of the stock option plan with a view to making it more attractive and a more efficient mechanism for motivating and building the loyalty of its beneficiaries.
Lastly, on September 21, 2001, the Board of Directors of Telefónica Móviles, S.A. resolved to implement and design, in conformity with the aforementioned resolutions of the Stockholders’ Meetings on October 26, 2000 and June 1, 2001, the terms and conditions of the stock option plan. The main features of this plan are as follows:
1.	The plan is open to all the executive directors, executives (including general managers, etc.) and employees who on December 1, 2001, were working for companies in which Telefónica Móviles directly or indirectly, during the term of the Plan (i) has a holding with voting rights of over 50%, or (ii) has the right to appoint over 50% of the members of the Board of Directors.

Without prejudice to the above, the MOS Program envisages the possibility of granting new options at dates subsequent to its initial implementation. Pursuant to this plan, the Board of Directors, based on a report of the Appointments and Compensation Committee, resolved to award options to the new companies which, on joining the Telefónica Móviles Group, fulfilled the aforementioned requirements, and to new employees of companies already participating in the MOS Program, provided they were hired latest by December 31, 2003.

As a result, in 2002 and through December 2003 new beneficiaries were included in the MOS Program. Also in 2003, certain companies were excluded from the MOS Program since they no longer met the requirements for adhesion to the plan.

2.	There are three types of option:
–	Type A options, with an exercise price of €11.

–	Type B options, with an exercise price of €16.5.

–	Type C options, with an exercise price of €7.235.
3.	Each beneficiary of the Program will receive an equal number of type A and type B options and a number of type C options equal to the sum of the type A and type B options received.
4.	The executive directors and executives who are beneficiaries of the MOS Program must place a deposit on one share of Telefónica Móviles, S.A. for every 20 options assigned to them.
5.	Each option, regardless of its type, will entitle its holder to receive one share of Telefónica Móviles, S.A.
6.	The options may be exercised at a rate of one-third each year from the day after the day on which two, three and four years have elapsed since the date on which the options were assigned (January 2, 2002). The first period for exercise began on January 2, 2004.
7.	At the exercise date, the options may be exercised, at the beneficiary’s request, either (i) through delivery of shares of Telefónica Móviles, S.A., once the beneficiary has paid the option exercise price, or (ii) by the cashless for cash method.
The first phase of the plan commenced on January 2, 2002. On June 1, 2002, the second phase of the plan commenced and covered the companies and new employees who fulfilled the requirements envisaged in the plan. The second phase ended on December 31, 2003. The number of beneficiaries under the MOS Program totaled 8,434, of whom, one is an executive director and eight are general managers or similar executives of Telefónica Móviles, S.A. As of December 31, 2003, 12,819,072 options had been assigned
In 2003, 3,991 participants, the holders of 3,573,091 options, were excluded from the plan. The amount paid in 2004 for early exercise of these options to the beneficiaries as a whole was €1,156 thousand.
In order to provide coverage for the MOS Program, on September 21, 2001, the Board of Directors resolved to carry out the capital increase approved by the Special Stockholders’ Meeting on October 26, 2000. Since the capital increase was not subscribed in full, the Company issued 21,445,962 shares of €0.50 par value each, which were fully subscribed and paid by BBVA and La Caixa (50% each).

On September 27, 2001, Telefónica Móviles, S.A., on the one hand, and BBVA and La Caixa, on the other, entered into the related share subscription and purchase option agreements under which the two aforementioned financial institutions granted Telefónica Móviles, S.A. a purchase option on each of the shares subscribed in order to enable Telefónica Móviles, S.A. to meet its commitments to the beneficiaries of the MOS Program, as described above.
The implementation of the MOS Program and the capital increase at Telefónica Móviles, S.A. to provide coverage for the plan were notified to the Spanish National Securities Market Commission (CNMV) and published in the Abridged Prospectus, which was verified and registered in the CNMV’s Official Register on November 2, 2001.
Agreements with Portugal Telecom-
On January 23, 2001, Telefónica, S.A. and its subsidiary Telefónica Móviles, S.A., on the one hand, and Portugal Telecom SGPS, S.A. and its subsidiary PT Móveis, SGPS, S.A., on the other, entered into an agreement in order to group together all the wireless telephony businesses in Brazil and, accordingly, they undertook to contribute their wireless telephony assets in Brazil to a joint venture which, subject to the obtainment of the necessary regulatory authorizations, would be a subsidiary of the two groups, and in which they would each have a 50% ownership interest. Also, under the terms of this agreement, the two parties expressed their interest in increasing their reciprocal ownership interests, subject to compliance with the applicable regulatory and bylaw conditions.
On October 17, 2002, Telefónica Móviles, S.A., on the one hand, and Portugal Telecom SGPS, S.A. and its subsidiary PT Móveis SGPS, S.A., on the other, entered into the definitive agreements (Stockholders’ Agreement and Subscription Agreement) that implement the aforementioned agreement signed in January 2001. On December 27, 2002 (after having obtained the necessary authorizations), the two groups’ holdings in their respective Brazilian wireless telephony operators were contributed to a Dutch joint venture, Brasilcel N.V., in accordance with the provisions of the aforementioned Subscription Agreement (see Note 8-a).
In accordance with the aforementioned definitive agreements, Telefónica Móviles, S.A. and the Portugal Telecom Group will have the same voting rights at Brasilcel, N.V. This equality in voting rights will cease to exist if, as a result of capital increases at Brasilcel, N.V., the percentage of ownership of one of the parties falls below 40% during an uninterrupted period of six months. In this event, if the group with the reduced interest were the Portugal Telecom Group, it would be entitled to sell to Telefónica Móviles, S.A., which would be obliged to buy (directly or through another company), all of Portugal Telecom’s ownership interest in Brasilcel N.V. This right expires on December 31, 2007. The price for the acquisition of the Portugal Telecom Group’s holding in Brasilcel, N.V. would be calculated on the basis of an independent appraisal (in the terms provided for in the definitive agreements) performed by investment banks, selected using the procedure established in these agreements. Subject to certain conditions, the payment could be made, at Telefónica Móviles’ choice, in (i) cash, (ii) Telefónica Móviles S.A. shares and/or Telefónica, S.A. shares, or (iii) a combination of the two. This sale option would be exercisable in the 12 months subsequent to the end of the aforementioned six-month period, provided that the Portugal Telecom Group had not increased its ownership interest to 50% of the total capital stock of Brasilcel N.V.
Also, in accordance with the definitive agreements, the Portugal Telecom Group will be entitled to sell to Telefónica Móviles, S.A., which will be obliged to buy, its holding in Brasilcel, N.V. should there be a change in control at Telefónica, S.A., Telefónica Móviles, S.A. or any other subsidiary of the latter that held a direct or indirect ownership interest in Brasilcel N.V. Similarly, Telefónica Móviles, S.A. will be entitled to sell to the Portugal Telecom Group, which will be obliged to buy, its holding in Brasicel, N.V. if there is a change of control at

Portugal Telecom SGPS, S.A., PT Móveis SGPS, S.A. or any other subsidiary of either company that held a direct or indirect ownership interest in Brasilcel N.V. The price will be determined on the basis of an independent appraisal (in the terms provided for in the definitive agreements) performed by investment banks, selected using the procedure established in these agreements. The related payment could be made, at the choice of the group exercising the sale option, in cash or in shares of the wireless telephony operators contributed by the related party, making up the difference, if any, in cash.
Agreements for the acquisition of Pegaso-
Under the agreements signed for the acquisition of Pegaso, the Burillo Group is allowed various methods for withdrawal from the Group instrumented through sale option rights on its holding in Telefónica Móviles México, S.A. de C.V. The Burillo Group may exercise its sale option right in 2007 or 2008, or when and if its holding in the Company is reduced to below 50% of the original holding. In the event the Burillo Group does not exercise its sale option right, Telefónica Móviles may exercise its purchase option right on the Burillo Group’s shares in the Company. The share purchase price will be based on a valuation of the Company at the date on which the rights are exercised. Under the agreements signed, a portion of the purchase price will be paid in cash, this amount being based on the Burillo Group’s original investment in the Company, plus interest, and net of any cash distributed to the Burillo Group. The remaining portion of the purchase price, if any, will be paid either in cash or in Telefónica Móviles shares, or a combination of both these methods, at the discretion of Telefónica Móviles.
Additionally, the agreement signed between the stockholders grants the Burillo Group certain rights to veto agreements regarding share class conversion, declaration of bankruptcy or suspensión de pagos (a Chapter 11-type insolvency proceeding), dissolution or liquidation, bylaw amendments which might harm the Burillo Group’s rights, and mergers or corporate restructuring processes which deny the Burillo Group the opportunity to maintain a certain ownership percentage.
National long-distance license obtained by GTM-
Telefónica Móviles S.A. guarantees the commitments assumed by Grupo de Telecomunicaciones Mexicanos S.A de C.V. (“GTM”) to the regulatory body COFETEL for the national long-distance license obtained, up to a maximum amount of 124,154,700 Mexican pesos. At the date of preparation of the financial statements, no amount had been paid.
18) SUBSEQUENT EVENTS
Result of the Tax Authorities’ review and investigation-
In connection with the Company’s tax matters described in Note 12, on January 20, 2004 the Company signed the tax assessments issued by the Spanish Tax Inspection Office proposing the definitive settlement of the taxes listed below, with the following results:
–	2000 Corporate income tax: Reviewed and accepted

–	2000 and 2001 VAT: Additional compensation totaling €1,462 thousand payable to Telefónica Móviles, S.A. was approved

–	2000 and 2001 personal income tax withholdings and prepayments: Reviewed and accepted

–	2000 and 2001 tax on income from moveable capital withholdings/prepayments: Reviewed and accepted

–	2000 and 2001 nonresident income tax withholdings: Reviewed and accepted
Pursuant to Article 60.2 of Royal Decree 939/1986, which enacted the General Tax Collection Regulation, the tax settlement will be deemed to have taken place within a month from the date these assessments were signed, unless otherwise notified by the Chief Inspector.
19) STATEMENTS OF CHANGES IN FINANCIAL POSITION
The statements of changes in financial position for 2003 and 2002 are as follows:

Thousands of Euros
Application of Funds	12/31/03	12/31/02	Source of Funds	12/31/03	12/31/02

Funds applied in operations	—	—	Funds obtained from operations	5,688	1,397,521

			Capital Stock	—	20,679

			Additional paid-in capital	—	223,740

Start-up expenses and deferred charges	1,270	3,779	Deferred exchange gains allocable to current assets	421	2,763

Distribution of dividends	757,851	—	Repayment of long-term loans	404,003	—

Fixed asset additions			Fixed asset disposals
a) Intangible assets	259	5,493	a) Intangible assets	—	1,913
b) Property, plant and equipment	286	1,481	b) Property, plant and equipment	—	927
c) Long-term investments	16,110	831,795	c) Long-term investments	1,130	601

Repayment of long-term debt	21,712	—	Reversal of short-term deferred tax liabilities	—	12,571

Long-term taxes receivable	15,754	—

Loans granted to Group companies	1,074,188	626,197

Deposits and guarantees given	148,494	—	Deposits and guarantees	71,266	—

Transfer to long-term of deferred tax assets	—	202,445	Long-term payables to Group companies	1,063,192	1,128,974

Transfer to long-term investments of short-term loans	8,977	226,635	Transfer to long term of short-term payables to Group companies	140	3,348,963

Transfer to long term of short-term loans	1,356,986	3,432,716

Transfer to short term of long-term debt	2,098,750	160,000	Transfer to short term of long-term loans	15,678	160,000

Total funds applied	5,500,637	5,490,541	Total funds obtained	1,561,518	6,298,652

Funds obtained in excess of funds applied (Increase in working capital)	—	808,111	Funds applied in excess of funds obtained (Decrease in working capital)	3,939,119	—

Total	5,500,637	6,298,652		5,500,637	6,298,652

Variations in working capital-

Increase in working capital	12/31/03	12/31/02	Decrease in working capital	12/31/03	12/31/02

Accounts receivable	10,057	—	Accounts receivable	—	166,733
Accounts payable	178,053	4,259,691	Accounts payable	—	—
Short-term investments	—	—	Short-term investments	4,127,408	3,284,673
Cash	28	2	Cash	—	—
Accrual accounts	151	—	Accrual accounts	—	176

Total	188,289	4,259,693	Total	4,127,408	3,451,582

Variation in working capital	3,939,119	—	Variation in working capital	—	808,111

Total	4,127,408	4,259,693	Total	4,127,408	4,259,693

The reconciliation of the balances of the statements of operations to the funds obtained from operations is as follows:

	Thousands of Euros
	12/31/03	12/31/02

Income (Loss) for the year	1,266,686	(2,672,453)

Add:
Depreciation and amortization expense	37,389	36,255
Period provisions	775,226	4,379,715
Exchange gains	271,719	88,464
Less:
Allowances used	2,021,241	43,307
Corporate income tax	314,091	391,153

Funds obtained from (applied in) operations	5,688	1,397,521

20) EXPLANATION ADDED FOR TRANSLATION TO ENGLISH
These financial statements are presented on the basis of accounting principles generally accepted in Spain. Certain accounting practices applied by the Company that conform with generally accepted accounting principles in Spain may not conform with generally accepted accounting principles in other countries.

Telefónica Móviles, S.A.
EXHIBIT I

	(Thousands of Euros)
	Percentage of	Stockholders’ Equity				Gross Book	Investment Valuation
Subsidiaries and Their Investments	Ownership	Capital	Reserves	Income (Loss)	Interim Dividend	Value	Allowance

Brasilcel, N.V. (*)	50.00%	100	3,796,441	1,075	—	1,899,422	(45,707)
Joint Venture Strawinskylaan 3105 - 1077ZX — Amsterdan
Telefónica Brasil Sul Celular Participaçoes, S.A. (*)	1.12%	160,370	3,569	14,028	(5,171)	525	—
Holding company Avda. Martiniano de Carvalho, 851, 20 andar, parte Sao Paulo, Sao Paulo
Telefónica Móviles El Salvador Holding, S.A. de C.V. (*)	100.00%	124,563	(3,671)	(1,309)	—	136,638	(64,758)
Holding company Alameda Roosvelt y Avenida Sur. Torre Telefónica nivel 10 - San Salvador
TCG Holdings, S.A. (*)	100.00%	206,682	(915)	(404)	—	238,540	(103,296)
Holding company Bulevar Los Próceres 5-56 Zona 10 - Unicentro nivel 11, Ciudad de Guatemala
Telefónica Móviles España, S.A., unipersonal (*)	100.00%	423,343	(2,868,328)	1,856,632	—	933,211	(933,211)
Provision of wireless communications services Plaza de la Independencia, 6 - Pta. 5 - 28001 MADRID
Simpay (*)	25.00%	—	—	—	—	—	—
Wireless payment systems 62-65 Chandos Place, London WC2N 4LP
Omicron Ceti, S.L. (*)	100.00%	3	—	(1)	—	4	—
Holding company José Abascal, Madrid
Telefónica Móviles Puerto Rico (*)	100.00%	600	10	(95)	—	639	—
Ownership of holdings in Puerto Rican wireless communications operators Metro Office Park Calle Edificio #17, Suite 600 - 00968 Guaynabo
Telefónica Móviles USA, Inc (*)	100.00%	—	(915)	(83)	—	751	(751)
Telecommunications advisory services 1221 Brickell Avenue — Miami — Florida
TELCA Gestión, S.A. De C.V. (*)	100.00%	18	—	—	—	24	—
Telecommunications services management and advice 63 Avda. Sur y Alameda Roosevelt, Torre B nivel 10 - San Salvador
MobiPay Internacional, S.A.(*)	36.05%	32,256	(12,623)	(7,899)	—	12,168	(7,928)
Provision of wireless telephony payment system services
Telefónica Móviles Perú Holding , S.A.A (*)	97.97%	184,003	20,161	14,679	—	254,457	(38,765)
Holding company Avda. Arequipa, 1155 Lima, 01
Telefónica Móviles Argentina, S.A. (*)	97.93%	141,154	(674,641)	56,968	—	495,786	(495,786)
Holding company Ing Huergo 723,piso 17-Capital Federal-Argentina
Telefónica de Centroamérica, S.L. (*)	100.00%	500	10	(127)	—	1,326	—
Inactive Gran Vía, nº 28, Madrid
Telefónica Móviles Holding Uruguay, S.A. (*)	100.00%	18	(10)	(1)	—	50	—
Inactive Plza de la Independencia 8, planta baja, Montevideo
Paging de Centroamérica, S.A. (*)	100.00%	—	—	—	—	1	—
Provision of telecommunications and paging services Bulevar Los Próceres 5-56 Zona 10 - Univentro Nivel 11, Ciudad de Guatemala
Telefónica Soporte y Tecnología, S.A. (*)	100.00%	—	—	—	—	1	—
Provision of telecommunications and paging services Bulevar Los Próceres 5-56 Zona 10 - Univentro Nivel 11, Ciudad de Guatemala
Telefónica Móviles México, S.A. de C.V. (*)	92.00%	1,483,310	(131,215)	(530,032)	—	998,991	(795,812)
Holding company Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, México, D.F. 05120
Telefónica Móviles Soluciones y Aplicaciones, S.A. (*)	100.00%	9,158	532	1,327	—	9,500	—

Total Subsidiaries and Associated Companies at 12/31/03						4,982,034	(2,486,014)

(*)	Data obtained from the individual financial statements of these companies as of December 31, 2003. The data relating to companies located outside the eurozonewere expressed in euros by translating the capital and reserves at the year-end exchange rates and the income (loss) at the average exchange rates for the year.

Telefónica Móviles, S.A.
Translation of a report originally issued in Spanish.
In the event of a discrepancy, the Spanish-language version prevails.
TELEFÓNICA MÓVILES, S.A.
2003 MANAGEMENT REPORT
On February 14, 2000, within the Telefónica Group’s structuring process by business line, Telefónica Móviles, S.A. was incorporated as the company in charge of managing the Telefónica Group’s wireless communication businesses, and as a vehicle for expansion in the countries in which the Telefónica Group does not yet have a presence.
In 2003 Telefónica Móviles acquired 20% of Telefónica Móviles Interacciona, S.A. (formerly known as Terra Mobile, S.A.), thereby owning all the shares of this company. Subsequently, Telefónica Móviles sold all the shares of Telefónica Móviles Interacciona, S.A. to Telefónica Móviles España, S.A. for €1. This transaction had no impact on the financial statements of Telefónica Móviles.
Also in 2003, Telefónica Móviles sold its holding in Telefónica Mobile Solutions, S.A. to Telefónica Sistemas, S.A. for €1,129 thousand, the book value of the company at the date of the sale.
Finally, the convertible promissory notes representing the investment of Telefónica Internacional, S.A. in the Puerto Rican operator Newcomm Wireless Services, Inc. were transferred to the Móviles Group. These convertible promissory notes, which amount to US$ 60,945 thousand, will entitle the Móviles Group, once it receives the respective authorizations from the regulatory bodies, to acquire 49.9% of the capital stock. Also, the Móviles Group is entitled to purchase an additional 0.2% of the capital stock, with which it will acquire control over the Puerto Rican operator.
As regards the customer base, Telefónica Móviles, S.A. ended 2003 with 52 million customers managed, including the Joint Venture with Portugal Telecom, as compared to 41.4 million at 2002 year-end, thereby consolidating its position as one of the leading operators in the industry worldwide and strengthening its leadership position in Spanish- and Portuguese-speaking markets.
In 2003 Telefónica Móviles, S.A. recorded individual earnings of €1,266,686 thousand, mainly as a result of the following factors:
–	Operating revenues amounted to €38,346 thousand, arising mainly from the Technical Capacity and Management Transfer Contracts that the Company entered into with various Brazilian, Peruvian and Puerto Rican operators.

–	Operating expenses amounted to €125,374 thousand, of which €40,186 thousand relate to personnel expenses and €85,188 thousand to depreciation and amortization and other management expenses.

–	Financial loss amounted to €216,231 thousand and comprised €359,027 thousand relating to financial revenues for loans granted to various Telefónica Móviles Group companies and €312,631 thousand of financing expenses relating to financing granted mainly by Telefónica, S.A.

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Telefónica Móviles, S.A.

–	Extraordinary income of €1,245,854 thousand was recorded in 2003, arising mainly from the variation in investment valuation allowances.
The balance sheet as of December 31, 2003, of Telefónica Móviles, S.A. includes assets totaling €10,824,209 thousand, of which €64,020 thousand relate to incorporation, preopening and capital increase expenses and €4,035,324 thousand to holdings in foreign companies.
Since it files consolidated tax returns with the Telefónica Group, in 2003 Telefónica Móviles, S.A recorded a corporate income tax revenue of €324,091 thousand and transferred tax assets to the Parent Company amounting to €425,173 thousand.
Telefónica Móviles, S.A.’s labor force as of December 31, 2003, comprised 206 people.
The Company performed no transactions involving treasury stock in 2003.

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